Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

VEGA CONSULTING, INC.

VEGA MERGERCO, INC.

and

VOLT INFORMATION SCIENCES, INC.

Dated as of March 12, 2022

Table of Contents

-i-

-ii-

EXHIBITS:

Exhibit A - Conditions to the Offer

Exhibit B - Form of Tender and Support Agreement

-iii-

THIS AGREEMENT AND PLAN OF MERGER, dated as of March 12, 2022 (this “Agreement”), by and among Vega Consulting, Inc., a Delaware corporation (“Parent”), Vega MergerCo, Inc., a New York corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Volt Information Sciences, Inc., a New York corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth herein, Merger Sub shall commence a tender offer (as it may be amended and/or extended from time to time to the extent permitted under this Agreement, the “Offer”) to purchase any and all of the shares of common stock, par value $0.10 per share, of the Company (the “Common Stock”) issued and outstanding (each, a “Share”) at a price per Share of $6.00 (such amount, or any other amount per Share from time to time pursuant to the Offer in accordance with the terms of this Agreement, the “ Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, following the Offer Closing, the parties intend that Merger Sub will be merged with and into the Company (the “Merger”, and together with the Offer, the Top-Up Option and the other transactions contemplated by this Agreement, the “Transactions”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent in accordance with applicable provisions of the Business Corporation Law of the State of New York (the “NYBCL”), and each Share (other than Cancelled Shares) will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Merger Consideration, on the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (b) approved and declared advisable this Agreement and the Transactions on the terms and subject to the conditions set forth herein, and (c) determined to recommend that the stockholders of the Company (other than Parent and its Subsidiaries) accept the Offer and tender their Shares to Merger Sub pursuant to the Offer on the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of Merger Sub has approved this Agreement and declared it advisable for Merger Sub to enter into this Agreement and consummate the Transactions on the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of Parent has approved this Agreement and declared it advisable for Parent to enter into this Agreement and consummate the Transactions on the terms and subject to the conditions set forth herein, and Parent, as the sole stockholder of Merger Sub, has adopted this Agreement;

WHEREAS, as a material inducement to, and as a condition to, the Company entering into this Agreement, concurrently with the execution of this Agreement, American CyberSystems, Inc., a Georgia corporation (the “Guarantor”), has entered into a Guaranty, dated as of the date hereof, guaranteeing certain of Parent’s and Merger Sub’s obligations under this Agreement (the “Guaranty”); and

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain holders of Shares are entering into a Tender and Support Agreement (the “Support Agreement”), substantially in the form attached as Exhibit B hereto, pursuant to which, among other things, each such holder has agreed to vote (including pursuant to an action by written consent) in favor of the adoption and approval of this Agreement and the Transaction.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the following respective meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement having provisions as to confidential treatment of information that are substantially similar to those contained in the confidentiality provisions of the Confidentiality Agreement, it being understood that such confidentiality agreement must contain “standstill” or similar provisions or otherwise prohibit the making or amendment of any Alternative Proposal, except that such provisions may include an exception to the extent necessary to allow a Person to make a non-public proposal to the Company Board.

“Acceptance Time” has the meaning set forth in Section 2.1(g).

“Action” has the meaning set forth in Section 6.9(b).

“Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.4(c).

“Alternative Proposal” means any bona fide proposal or offer made by any Person other than Parent or any of its Affiliates for (a) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company (other than a leveraged recapitalization transaction, share exchange or similar transaction that would not result in any Person beneficially owning twenty percent (20%) or more of the voting power of the outstanding equity interests of the Company or any successor or parent company thereto), (b) the direct or indirect acquisition by any Person (including by any asset acquisition, joint venture or similar transaction) of more than twenty percent (20%) of the assets of the Company and its Subsidiaries, on a consolidated basis, (c) the direct or indirect acquisition by any Person of more than twenty percent (20%) of the voting power of the outstanding shares of Common Stock, including any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning Shares with twenty percent (20%) or more of the voting power of the outstanding shares of Common Stock, or (d) any combination of the foregoing, in each case of subclauses (a) through (c) whether in a single transaction or a series of related transactions.

“Antitrust Authority” means the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, any attorney general of any state of the United States or any other Governmental Entity of any jurisdiction or any country with responsibility for enforcing any Antitrust Laws.

“Antitrust Laws” means any statute, law, ordinance, rule or regulation of any jurisdiction or any country designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, lessening of competition, restraining trade or abusing a dominant position, including but not limited to, the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, and any law, rule, or regulation requiring parties to submit any notification or filing to an Antitrust Authority regarding any transaction, merger, acquisition or joint venture.

“Book-Entry Shares” has the meaning set forth in Section 3.2(a).

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by law or executive order to be closed.

“Cancelled Shares” has the meaning set forth in Section 3.1(b).

“Capitalization Date” has the meaning set forth in Section 4.2(a).

“Certificate of Merger” has the meaning set forth in Section 2.7.

“Certificates” has the meaning set forth in Section 3.1(a).

“Change of Recommendation” has the meaning set forth in Section 6.4(f).

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.6.

“Code” has the meaning set forth in Section 3.2(b)(iii).

“Common Stock” has the meaning set forth in Recitals.

“Company” has the meaning set forth in the Preamble.

“Company 2015 EIP” means the Company’s 2015 Equity Incentive Plan.

“Company 2019 EIP” means the Company’s 2019 Equity Incentive Plan.

“Company 2021 EIP” means the Company’s 2021 Equity Incentive Plan.

“Company Benefit Plans” has the meaning set forth in Section 4.9(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Disclosure Letter” has the meaning set forth in Article IV.

“Company Employees” has the meaning set forth in Section 6.5(a).

“Company Financial Advisor” has the meaning set forth in Section 4.19.

“Company ISP” means the Company’s 2006 Incentive Stock Plan.

“Company Material Adverse Effect” means any event, change or effect that (a) would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions or (b) has or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided that none of the following shall be deemed in itself or themselves (either alone or in combination) to constitute, and that none of the following shall be taken into account (either alone or in combination) in determining whether there has been, a Company Material Adverse Effect: (i) changes in general economic or political conditions or the securities, credit or financial markets, including changes in interest or exchange rates, (ii) any decline in the market price or change in the trading volume of the Common Stock (provided that, unless subject to another exclusion set forth in this definition, the underlying cause of any such change may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect), (iii) changes or developments in the industries in which the Company and its Subsidiaries operate, (iv) (A) the negotiation, execution and delivery of this Agreement or (B) the public announcement or pendency of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, suppliers, distributors, regulators or partners, or any litigation relating to this Agreement, (v) the identity of Parent or any of its Affiliates as the acquiror of the Company, (vi) compliance with the terms of, or the taking of any action required by, this Agreement or consented to in writing by Parent, or failure to take any action prohibited by this Agreement, (vii) any acts of war or terrorism, (viii) any pandemic, hurricane, tornado, flood, earthquake, natural disaster, act of God, outbreaks of illness or other public health-related events, including any outbreak or event caused by COVID-19 or the taking of any COVID Actions, (ix) changes in Law or applicable regulations of any Governmental Entity or the interpretations thereof, (x) changes in generally accepted accounting principles or accounting standards or the interpretation thereof or (xi) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that, unless subject to another exclusion set forth in this definition, the underlying cause of any such failure may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect); provided that, with respect to clauses (i), (iii), (viii), (ix) and (x), such facts, circumstances, events, changes or effects shall be taken into account to the extent they have a material and disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the commercial staffing industry.

“Company Material Contract” has the meaning set forth in Section 4.16(a).

“Company Option” has the meaning set forth in Section 3.3(a).

“Company Permits” has the meaning set forth in Section 4.7(c).

“Company Restricted Unit” means each award of a right entitling the recipient to receive, upon vesting or settlement as applicable, shares of Common Stock or a cash amount based on value of Common Stock, including the right to receive such shares of Common Stock or cash on a deferred basis.

“Company SEC Documents” has the meaning set forth in Section 4.4(a).

“Company Stock Plans” means the Company 2015 EIP, the Company 2019 EIP, the Company 2021 EIP and Company ISP.

“Confidentiality Agreement” has the meaning set forth in Section 6.3(b).

“Contract” means any agreement, lease, license, contract, note, mortgage, indenture or other binding obligation, other than any Company Benefit Plan.

“COVID Actions” means any commercially reasonable actions that the Company or any of its Subsidiaries determine are necessary or prudent for the Company or any of its Subsidiaries to take in connection with or in response to (i) COVID-19 and any quarantine, “shelter in place,” “stay at home,” workforce reduction, furlough, social distancing, shut down, closure, sequester, safety or similar Law, directive or guidelines promulgated by any Governmental Entity or quasi-governmental authority (such as the Centers for Disease Control and Prevention and the World Health Organization), including ceasing the operation, or reinitiating the operation, of all or a portion of the Company’s or any of its Subsidiaries’ respective businesses, (ii) mitigating the adverse effects of the foregoing on the business of the Company, (iii) protecting the health and safety of customers, employees and other business relationships in connection with the forgoing, and (iv) ensuring compliance with any Law.

“COVID-19” means the COVID-19 pandemic, including any variants, evolutions or mutations of the COVID-19 disease, any “second” or “subsequent” waves and any further epidemics or pandemics arising therefrom.

“Cut Off Date” has the meaning set forth in Section 6.4(a).

“Data Room” means the online data room hosted by Intralinks Inc. that was established by the Company and its Representatives under the project name “Project Vega.”

“Debt Commitment Letter” has the meaning set forth in Section 5.5(a).

“Debt Financing” has the meaning set forth in Section 5.5(a).

“Debt Financing Condition” has the meaning set forth in Section 6.13(e).

“Deferred RSU” has the meaning set forth in Section 3.3(b).

“Effective Time” has the meaning set forth in Section 2.7.

“End Date” has the meaning set forth in Section 8.1(b)(i).

“Enforceability Exceptions” means the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

“Environmental Law” has the meaning set forth in Section 4.8(b).

“Equity Awards” means, collectively, each outstanding Company Option and each outstanding Company Restricted Unit.

“ERISA” has the meaning set forth in Section 4.9(a).

“ERISA Affiliate” has the meaning set forth in Section 4.9(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 3.2(a).

“Excluded Party” means any Third Party or group of Persons that includes any Third Party from whom the Company or any of its Representatives receives an Alternative Proposal prior to the No-Shop Period Start Date that the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, is or could reasonably be expected to lead to, result in or constitute a Superior Proposal. Any Excluded Party shall cease to be an Excluded Party under this Agreement with respect to a particular Alternative Proposal (and any amendments or modifications thereto) at such time as: (i) such Alternative Proposal made by such Third Party or group of Persons expires or is affirmatively withdrawn or terminated; (ii) the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such Alternative Proposal made by such Third Party or group of Persons no longer is, and no longer could reasonably be expected to lead to, result in or constitute, a Superior Proposal; provided that, for the avoidance of doubt, an Excluded Party shall not cease to be an Excluded Party with respect to any other Alternative Proposal (and any amendments or modifications thereto) made by such Person if such Alternative Proposal is made prior to the No-Shop Period Start Date and the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such Alternative Proposal is, or could reasonably be expected to lead to, result in or constitute a Superior Proposal; or (iii) in the case of a group, if the Persons in such group as of the time such group submitted the Qualifying Proposal that most recently rendered such group an Excluded Party cease to constitute in the aggregate at least 75% of the equity financing (measured by voting power or value) of such group, unless the remainder of such equity financing is to be provided by Persons who were themselves in a group of Persons that was an Excluded Party prior to the No-Shop Period Start Date.

“Existing Credit Facility” has the meaning set forth in Section 5.5(e)

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” has the meaning set forth in Section 4.3(b).

“Guaranty” has the meaning set forth in the recitals.

“Guarantor” has the meaning set forth in the recitals.

“Hazardous Substance” has the meaning set forth in Section 4.8(c).

“HSR Act” has the meaning set forth in Section 4.3(b)(ii).

“Indemnified Party” has the meaning set forth in Section 6.9(b).

“Independent Directors” has the meaning set forth in Section 2.1(i).

“Information Statement” has the meaning set forth in Section 2.1(h).

“Intellectual Property” has the meaning set forth in Section 4.14.

“Intervening Event” has the meaning set forth in Section 6.4(f)(ii)(I).

“Knowledge ” means (a) with respect to Parent, the actual knowledge of Rajiv Sardana, Sanjeev Sardana, Pankaj Goel and Rich Escoffery (or what such Person should have known had such Person exercised reasonable diligence) and (b) with respect to the Company, the actual knowledge of Linda Perneau, Paul Tomkins, Lenny Naujokas, and Nancy Avedissian (or what such Person should have known had such Person exercised reasonable diligence).

“Law” or “Laws” has the meaning set forth in Section 4.7(a).

“Leased Real Property” has the meaning set forth in Section 4.15.

“Leases ” means all leases and subleases of real property leased or subleased by the Company or any of its Subsidiaries.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Long-Term Cash Award” means certain restricted cash awards granted on June 15, 2020, pursuant to the Company 2019 EIP.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Minimum Tender Condition” has the meaning set forth in Exhibit A.

“Multiemployer Plan” has the meaning set forth in Section 4.9(a).

“New Plans” has the meaning set forth in Section 6.5(b).

“No-Shop Period Start Date” has the meaning set for in Section 6.4(a).

“NYBCL” has the meaning set forth in the Recitals.

“NYSE American” means the NYSE American stock exchange.

“Offer” has the meaning set forth in the Recitals.

“Offer Closing” has the meaning set forth in Section 2.1(d).

“Offer Closing Date” has the meaning set forth in Section 2.1(d).

“Offer Conditions” has the meaning set forth in the Section 2.1(b).

“Offer Documents” has the meaning set forth in Section 2.1(f).

“Offer Expiration Time” has the meaning set forth in the Section 2.1(c).

“Offer Price” has the meaning set forth in the Recitals.

“Old Plans” has the meaning set forth in Section 6.5(b).

“Order” means any order, judgment, writ, decree or injunction issued by any court, agency or other Governmental Entity.

“Parent” has the meaning set forth in the Preamble.

“Parent Approvals” has the meaning set forth in Section 5.2(b).

“Parent Material Adverse Effect” has the meaning set forth in Section 5.1.

“Parent Representatives” has the meaning set forth in Section 6.3(a).

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Permitted Liens” means (a) Liens for Taxes or governmental assessments, charges or claims of payment not yet due and delinquent, the amount or validity of which is being contested in good faith or that may thereafter be paid without penalty, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ or other similar liens arising in the ordinary course of business, (c) requirements of any Law, including zoning, entitlements, building codes or other land use or environmental regulations, ordinances or legal requirements imposed by any Governmental Entity, (d) any exceptions that would be disclosed by search under the names of the Company and its Subsidiaries of the uniform commercial code filing office(s) for their respective state(s) of formation, (e) any exceptions disclosed by any title insurance commitment or title insurance policy and any exceptions that would be disclosed by an accurate title commitment for any Leased Real Property issued by a title company prior to the date hereof, (f) statutory Liens in favor of lessors arising in connection with any property leased to the Company and its Subsidiaries, (g) any Liens, encroachments, covenants, restrictions or state of facts which an accurate survey or inspection of the Leased Real Property would disclose prior to the date hereof, (h) Liens that are disclosed on the most recent consolidated balance sheet of the Company or notes thereto (or securing liabilities reflected on such balance sheet), (i) Liens created by or resulting from the acts or omissions of Parent or any of its Affiliates or their respective Representatives, (j) Liens created by or resulting from any service contracts and agreements affecting the Leased Real Property, (k) Liens created by or resulting from matters disclosed to Parent or its Representatives prior to the execution of this Agreement or readily ascertainable from the materials, documents and reports made available to Parent or its Representatives prior to the execution of this Agreement, (l) with respect to Leased Real Property, Liens arising from the terms of the related Leases and (m) easements, rights of way, restrictions, covenants, Liens and title imperfections which, in each case of this clause (m), would not materially interfere with the present use of the properties or assets of the business of the Company and its Subsidiaries, taken as a whole, and which do not, individually or in the aggregate, cause a Company Material Adverse Effect.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such “Person.”

“Policies” has the meaning set forth in Section 4.17.

“Preferred Stock” has the meaning set forth in Section 4.2(a).

“Promissory Note” has the meaning set forth in Section 2.3(b).

“Proxy Statement” has the meaning set forth in Section 2.12(a)(ii).

“Qualifying Proposal” has the meaning set forth in Section 6.4(e).

“Receivables Agreements” means (i) the Amended and Restated Receivables Loan and Security Agreement, dated as of July 19, 2019, by and among the Company, DZ Bank AG Deutsche Zentral-Genossenschaftsbank and the other parties thereto, (ii) the Amended and Restated Receivables Purchase and Sale Agreement, dated as of July 19, 2019, by and among the Company, Volt Management Corp., P/S Partner Solutions, Ltd. and Volt Funding II, LLC and (iii) the Receivables Purchase and Sale Agreement, dated as of July 19, 2019, by and among the Company, Volt Consulting Group Limited, Volt Europe Limited and Volt Funding II, LLC.

“Recommendation” has the meaning set forth in Section 4.3(a).

“Representatives” has the meaning set forth in Section 6.4(c).

“Required Regulatory Approvals” has the meaning set forth in Section 6.6(b).

“Requisite Company Vote” shall mean the adoption of this Agreement by the affirmative vote or consent of the holders of two-thirds (2/3) of all outstanding Shares.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedule 14D-9” has the meaning set forth in the Section 2.2(a).

“Schedule TO” has the meaning set forth in the Section 2.1(f).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” has the meaning set forth in the Recitals.

“Short-Form Threshold” has the meaning set forth in Section 2.4.

“Significant Subsidiary” has the meaning set forth in Rule 1-02(w) of Regulation S-X promulgated by the SEC.

“Solvent” means that, with respect to any Person, as of any date of determination, (a) the “fair saleable value” of the assets of such Person will, as of such date, exceed the amount that will be required to pay (i) the “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors and (ii) the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” shall have the meanings generally determined with respect to such quoted terms in accordance with applicable Laws governing determinations of the insolvency of debtors.

“Specified Approvals” has the meaning set forth in Section 4.3(b).

“Specified Offer Conditions” has the meaning set forth in Exhibit A.

“Stockholder List Date” has the meaning set forth in Section 2.2(b).

“Stockholders’ Meeting” has the meaning set forth in Section 2.12(a)(i).

“Subsidiaries” means, with respect to any party, any corporation, partnership, association, trust or other form of legal entity of which (a) more than fifty percent (50%) of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or

(b) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

“Superior Proposal” means a bona fide written Alternative Proposal, substituting “two-thirds (2/3)” for each reference to “twenty percent (20%)” contained in the definition of Alternative Proposal, which did not result directly from any material breach of Section 6.4, that the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, and taking into account all of the terms and conditions the Company Board considers to be appropriate, and after taking into account any revisions to the terms and conditions to this Agreement made or proposed and committed to in writing by Parent in response to such Superior Proposal, to be more favorable to the Company and its stockholders than the Transactions and is reasonably capable of being consummated in accordance with its terms.

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 2.5.

“Takeover Law” has the meaning set forth in Section 4.20.

“Tax Return” has the meaning set forth in Section 4.12(b)(ii).

“Taxes” has the meaning set forth in Section 4.12(b)(i).

“Termination Condition” has the meaning set forth in Exhibit A.

“Termination Date” has the meaning set forth in Section 6.1(a).

“Termination Fee” means (i) solely if payable by the Company in connection with (A) a termination by the Company pursuant to Section 8.1(c)(ii) prior to the No-Shop Period Start Date (or for any Change of Recommendation or termination effected in connection with a Superior Proposal made by an Excluded Party or its Affiliates, prior to the Cut Off Date) or (B) a termination by Parent pursuant to Section 8.1(d)(i) in the event of a Change of Recommendation prior to the No-Shop Period Start Date (or for any Change of Recommendation related to an Alternative Proposal made by an Excluded Party or its Affiliates, prior to the Cut Off Date) an amount equal to $2,861,284, and (ii) if payable by the Company in any other circumstance, an amount equal to $4,291,926.

“Third Party” means any Person other than Parent or any of its Affiliates.

“Top-Up Notice” has the meaning set forth in Section 2.3(b).

“Top-Up Option” has the meaning set forth in Section 2.3(a).

“Top-Up Shares” has the meaning set forth in Section 2.3(a).

“Transaction Litigation” has the meaning set forth in the Section 6.14.

“Transactions” has the meaning set forth in the Recitals.

“WARN Act” has the meaning set forth in Section 4.13(b)(iv).

“Willful Breach” shall mean, with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching party with actual knowledge (or what such party should have known had such party exercised reasonable diligence) that such party’s act or failure to act would result in or constitute a breach of this Agreement.

Section 1.2 Headings. Headings of the articles and sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 1.3 Interpretation. When a reference is made in this Agreement to an article or section, such reference shall be to an article or section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any document, list or other item shall be deemed to have been “made available” to Parent and Merger Sub if such document, list or other item was provided in the Data Room, made publicly available or electronically delivered to Parent, Merger Sub or their representatives prior to the execution of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. All references to “dollars” or “$” in this Agreement are to United States dollars. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

ARTICLE II

THE OFFER AND THE MERGER

Section 2.1 The Offer.

(a) Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 8.1, as promptly as practicable, but in no event later than ten (10) Business Days after the date of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer.

(b) Terms and Conditions of the Offer. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any Shares validly tendered and not validly withdrawn pursuant to the Offer are and shall be subject to the conditions set forth in Exhibit A (the “Offer Conditions”). Merger Sub expressly reserves the right (but is not obligated) at any time and from time to time in its sole discretion to waive any Offer Condition or modify the terms of the Offer, except that, without the prior written consent of the Company, Merger Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) modify or waive any Specified Offer Condition, (iv) add to the Offer Conditions or otherwise modify or waive any term of the Offer in a manner adverse to any holders of Shares or that makes such Offer Conditions more difficult to satisfy, (v) change the form of consideration payable in the Offer or (vi) provide for a “subsequent offering period” (or any extension thereof) in accordance with Rule 14d-11 under the Exchange Act.

(c) Expiration and Extension of the Offer. The expiration date and time for the Offer, as the same may be extended from time to time in accordance with this Agreement, is referred to as the “Offer Expiration Time.” The initial Offer Expiration Time shall be one (1) minute after 11:59 p.m., New York City time, on the twentieth (20th) Business Day following (and including the day of) commencement of the Offer (determined pursuant to Rule 14d-1(g)(3) under the Exchange Act). Subject to the rights of the parties to terminate this Agreement pursuant to and in accordance with Article VIII: (i) Merger Sub shall be required to, and Parent shall cause Merger Sub to, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or NYSE American applicable to the Offer (including in order to comply with Rule 14e-1(b) under the Exchange Act in respect of any change in the Offer Price) and (ii) Merger Sub may, in its sole discretion (without the consent of the Company), and if requested by the Company, Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer on one or more occasions for any period, if, as of any Offer Expiration Time, any Offer Condition is not satisfied or waived in accordance with the terms of this Agreement, until such time as all Offer Conditions are satisfied or waived; provided, that if the sole such unsatisfied Offer Condition is the Minimum Tender Condition, Merger Sub shall not, and shall not be required to (and Parent shall not be required to cause Merger Sub to), extend the Offer for more than six (6) occasions in consecutive periods of five (5) Business Days each (or such longer or shorter period as the parties hereto may agree in writing); provided, further, that if, as of any then-scheduled Offer Expiration Time, all of the Offer Conditions other than the occurrence of the No-Shop Period Start Date (and other than those conditions that by their nature are to be satisfied at the Offer Expiration Time) have been satisfied or waived in accordance with the terms hereof, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer until one minute after 11:59 p.m. (New York City time) on the day prior to the No-Shop Period Start Date or, if such date is not a Business Day, the first Business Day thereafter.

(d) Consummation of the Offer; Payment. On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) accept payment for and pay for all Shares validly tendered and not withdrawn pursuant to the Offer promptly after the Offer Expiration Time and, in any event, no more than three (3) Business Days after the Offer Expiration Time. Acceptance for payment of Shares pursuant to and subject to the Offer Conditions upon the Offer Expiration Time is referred to in this Agreement as the “Offer Closing,” and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date”. Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer. The Offer Price shall be net to the seller in cash without interest, upon the terms and subject to the conditions of the Offer and subject to Section 3.2(b)(iii) regarding the withholding of any Taxes required by applicable Law.

(e) Termination of the Offer. Other than in connection with the expiration of the Offer in accordance with the terms hereof or a valid termination of this Agreement pursuant to Article VIII, Merger Sub shall not terminate or withdraw the Offer without the prior written consent of the Company. In the event that this Agreement is terminated pursuant to Article VIII, prior to any scheduled expiration thereof, Merger Sub shall, and Parent shall cause Merger Sub to, promptly (and in any event within twenty-four (24) hours of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by Merger Sub, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Shares to the registered holders thereof in accordance with applicable Law.

(f) Offer Documents. As soon as practicable on the date of commencement of the Offer (determined pursuant to Rule 14d-2 under the Exchange Act), Parent and Merger Sub shall (i) file with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal, summary advertisement, notice of guaranteed delivery and other ancillary offer documents pursuant to which the Offer will be made (such Schedule TO and documents, together with any supplements or amendments thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to the holders of Shares as and to the extent required by applicable Law. The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company required by applicable Law to be set forth in the Offer Documents and all other information concerning the Company as reasonably requested by Parent and Merger Sub for inclusion in the Offer Documents and, unless previously withdrawn or modified in accordance with Section 6.4, Parent and Merger Sub shall be entitled to include the Recommendation in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable Law. Parent shall (i)

give the Company a reasonable opportunity to review and comment upon the Offer Documents and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company, (ii) give reasonable and good faith consideration to any comments made by the Company and incorporate such comments to the extent they are reasonable, (iii) provide the Company in writing any comments Parent or Merger Sub may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments (and shall give the Company prompt telephonic notice of any material discussions with the SEC staff), (iv) provide the Company a reasonable opportunity to review and comment upon the responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof and (v) give reasonable and good faith consideration to any comments made by the Company on any such responses and incorporate such comments to the extent they are reasonable.

(g) Composition of Company Board and Board Committees. Effective upon the initial acceptance for payment by Merger Sub of Shares pursuant to the Offer (the “Acceptance Time,” the use of which term herein shall not, unless the context otherwise requires, depend upon whether Parent shall exercise its rights under this Section 2.1(g)) and at all times thereafter, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company Board that equals the product of (i) the total number of authorized directors on the Company Board (giving effect to the election of any additional directors pursuant to this Section 2.1(g)) and (ii) the percentage that the number of Shares beneficially owned by Parent and/or Merger Sub (including Shares accepted for payment at the Acceptance Time) bears to the total number of Shares then outstanding, and the Company shall take all actions as are necessary to cause Parent’s designees to be elected or appointed to the Company Board, including by increasing the number of authorized directors and obtaining resignations of incumbent directors; provided that until the Effective Time, at least three Independent Directors shall remain on the Company Board. At such time, the Company shall, subject to compliance with applicable Law, also cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (A) each committee of the Company Board (other than any committee of independent directors formed for purposes of this Agreement or in connection with the Transactions) and (B) as requested by Parent, each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Company Board.

(h) Section 14(f) of the Exchange Act. The Company’s obligations to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions necessary to effect the appointment of Parent’s designees following the Acceptance Time, including mailing to its stockholders information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section 2.1(h) which, unless Parent otherwise elects, shall be mailed together with the Schedule 14D-9 (the “Information Statement”) (provided that Parent and Merger Sub shall have provided to the Company on a timely basis all information required by Section 14(f) and Rule 14f-1 to be included therein with respect to Parent’s officers, directors and Affiliates).

(i) Required Approvals of Independent Directors. Following the election or appointment of Parent’s designees pursuant to Section 2.1(g) and prior to the Effective Time, the approval of a majority of the directors of the Company then in office who were not designated by Parent (the “Independent Directors”) shall be constituted as a committee of the Company Board and the approval of such committee shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) (i) any termination of this Agreement by the Company, (ii) any amendment of this Agreement requiring action by the Company Board, (iii) any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub, and (iv) any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company.

Section 2.2 Company Actions.

(a) Schedule 14D-9. On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the “Schedule 14D-9”), which Schedule 14D-9 shall include the Recommendation (subject to the Recommendation not having been withdrawn or modified in accordance with Section 6.4) and shall cause the Schedule 14D-9 to be disseminated to holders of Shares as and to the extent required by applicable Law. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required by applicable Law to be set forth in the Schedule 14D-9 and provide such other assistance with the preparation of the Schedule 14D-9 as may be reasonably requested by the Company. Prior to a Change of Recommendation, if any, (i) Parent shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company and the Company shall give reasonable and good faith consideration to any comments made by Parent and (ii) the Company shall (A) promptly provide Parent in writing any comments the Company may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments (and shall give Parent prompt telephonic notice of any material discussions with the SEC staff), (B) provide Parent a reasonable opportunity to review and comment upon the responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof and (C) give reasonable and good faith consideration to any comments made by Parent on any such responses. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable Law.

(b) Stockholder Lists. In connection with the Offer, the Company shall cause its transfer agent to furnish Merger Sub promptly (and in any event within four (4) Business Days after the date of this Agreement) with mailing labels containing the names and addresses of the record holders of Shares as of the most recent practicable date and of those persons becoming record holders subsequent to such date, together with copies of lists of stockholders, security position listings, computer files and other information in the Company’s possession or control (and accessible to it) containing information about the beneficial owners of the Shares as may be reasonably requested by Merger Sub for the purpose of communicating the Offer to such beneficial owners in accordance with applicable Law, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request for the purpose of communicating the Offer to the holders of Shares in accordance with applicable Law (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”). Subject to applicable Law, and except for such steps as are necessary to consummate the Offer, the Merger, the Top-Up Option, and the other transactions contemplated hereby, Parent and Merger Sub and their Representatives (i) shall hold in confidence such lists, files and information and will use such information only in connection with the Offer and the Merger and (ii) if this Agreement is terminated, shall promptly either deliver to the Company or destroy, and shall use their commercially reasonable efforts to cause their Representatives to deliver to the Company or destroy, all copies and any extracts or summaries of such information then in their possession or control and notify the Company that all such material has been so returned or destroyed.

Section 2.3 Top-Up Option.

(a) The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”), exercisable only on the terms and conditions set forth in this Section 2.3, to purchase at a price per share equal to the Offer Price that number of newly issued, fully paid and nonassessable Shares (the “Top-Up Shares”) equal to the lesser of (i) the lowest number of Shares that, when added to the number of Shares owned by Parent, Merger Sub and any of their respective Subsidiaries at the time of exercise of the Top-Up Option, shall constitute one share more than 90% of the outstanding Shares immediately after the issuance of the Top-Up Shares on a fully-diluted basis (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) and (ii) the aggregate number of authorized but unissued and unreserved Shares (including as authorized and unissued Shares, for purposes hereof, any Shares held in the treasury of the Company). Upon Parent’s request, the Company shall use its reasonable best efforts to cause its transfer agent to certify in writing to Parent the number of Shares issued and outstanding as of immediately prior to the exercise of the Top-Up Option and after giving effect to the issuance of the Top-Up Shares. The Top-Up Option shall be exercisable only once, in whole but not in part, at any time following the Offer Closing and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms.

(b) In the event the Minimum Tender Condition is satisfied and exercise of the Top-Up Option would result in Merger Sub and Parent collectively owning one share more than 90% of the total Shares on a fully diluted basis (assuming conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) then outstanding, then Merger Sub shall be obligated to exercise the Top-Up Option and shall do so on the same day on which Merger Sub accepts for payment Shares tendered pursuant to the Offer; provided that in no event shall the Top-Up Option be exercised (i) for a number of Shares in excess of the number of authorized but unissued and unreserved Shares (including as authorized and unissued Shares, for purposes hereof, any Shares held in the treasury of the Company) or (ii) if any provision of applicable Law shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares. Upon exercise of the Top-Up Option in accordance with the immediately preceding sentence, Merger Sub shall promptly on such date of exercise deliver to the Company written notice (the “Top-Up Notice”), specifying the aggregate number of Shares owned by Parent, Merger Sub and any of their respective Subsidiaries at the time of such notice (giving effect to the Offer Closing). Upon request of Parent, the Company shall use its reasonable best efforts to cause its transfer agent to certify in writing to Merger Sub the number of Shares as of immediately prior to the exercise of the Top-Up Option. At the closing of the purchase of Top- Up Shares, which shall take place at the location of the Closing specified in Section 2.6 and shall take place simultaneously with the Offer Closing, the aggregate purchase price owed by Merger Sub to the Company for the Top-Up Shares shall be paid to the Company by (A) paying in cash by wire transfer of same -day funds an amount equal to not less than the aggregate par value of the Top-Up Shares and (B) issuing to the Company a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash pursuant to the preceding clause (A) (the “Promissory Note”). The Promissory Note (i) shall bear simple interest at a rate of three percent (3%) per annum, payable in arrears at maturity, (ii) shall mature on the first anniversary of the date of execution of the Promissory Note, (iii) shall be full recourse to Merger Sub, (iv) may be prepaid, at any time, in whole or in part, without premium or penalty and (v) shall have no other material terms. At the closing of the purchase of the Top-Up Shares or as promptly as practicable thereafter, the Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Shares or the applicable number of book-entry Shares. Such certificates or book-entry Shares may include any legends that are required by federal or state securities Laws. The parties hereto agree to use their best efforts to cause the closing of the purchase of the Top-Up Shares to occur on the same day that the Top-Up Notice is deemed received by the Company pursuant to Section 9.7, and if not so consummated on such day, as promptly thereafter as possible.

(c) Parent and Merger Sub acknowledge that no Top-Up Shares issued upon exercise of the Top-Up Option will be registered under the Securities Act and that all such shares will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each of Parent and Merger Sub hereby represents and warrants to the Company that Merger Sub is, and will be, upon the purchase of the Top-Up Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act) in violation of the Securities Act.

(d) Without the prior written consent of the Company, the right to exercise the Top-Up Option granted pursuant to this Agreement may not be assigned by Merger Sub other than to Parent or a direct or indirect wholly owned Subsidiary of Parent, including by operation of law or otherwise, and any attempted assignment in violation of this Section 2.3(d) will be null and void.

Section 2.4 Short-Form Merger. If, after the Offer Closing and any exercise of the Top-Up Option, the number of Shares beneficially owned by Parent, Merger Sub and Parent’s other Subsidiaries collectively represents at least ninety 90% of the then outstanding Shares (the “Short-Form Threshold”), subject to satisfaction of the conditions set forth in Section 7.1(a) and Section 7.1(b), Parent and Merger Sub shall take all necessary and appropriate action to effect the Merger and to cause the Effective Time to occur as promptly as reasonably practicable without a meeting of stockholders of the Company in accordance with Section 905 of the NYBCL.

Section 2.5 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the NYBCL, at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the NYBCL as the surviving corporation in the Merger (the “Surviving Corporation”) and will be a wholly owned subsidiary of Parent.

Section 2.6 Closing. Unless this Agreement shall have been terminated in accordance with Section 8.1, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Milbank LLP, 2029 Century Park East, Los Angeles, California or (b) remotely by the electronic exchange of documents and signatures, at 10:00 a.m., local time, on the Offer Closing Date or as promptly as practicable thereafter, unless the Stockholders’ Meeting will be held in accordance with Section 2.12, in which case the Closing shall take place on the third (3rd) Business Day after the satisfaction or waiver in accordance with this Agreement by the party having the benefit of the applicable condition (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction (or waiver in accordance with this Agreement by the party having the benefit of the applicable condition) of all conditions at the Closing), or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 2.7 Effective Time. On the Closing Date, the parties shall cause the Merger to be consummated by executing and delivering a certificate of merger (the “Certificate of Merger”) to the Secretary of State of the State of New York for filing with the Secretary of State of the State of New York in accordance with the relevant provisions of the NYBCL and shall make all other filings, deliveries or recordings required under the NYBCL in connection with the Merger. The Merger shall become effective upon the effective date of the Certificate of Merger (the “Effective Time”).

Section 2.8 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the NYBCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and purposes of the Company and Merger Sub shall vest in the Surviving Corporation, and all liabilities, obligations and penalties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the applicable laws of the State of New York.

Section 2.9 Certificate of Incorporation and Bylaws of the Surviving Corporation. Subject to Section 6.9, at the Effective Time, the certificate of incorporation and bylaws of the Company shall be amended and restated to conform to the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time, and as amended shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 2.10 Directors. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.11 Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, incapacitation, retirement, resignation or removal, in accordance with the charter and bylaws of the Surviving Corporation.

Section 2.12 Stockholders’ Meeting.

(a) If, after the closing of the Offer, approval of the stockholders of the Company is required under applicable Law to consummate the Merger, the Company shall, in accordance with and to the extent permitted by applicable Law:

(i) as soon as reasonably practicable following the Offer Closing Date (and in any event, within five (5) Business Days), duly call and give notice of, and thereafter subsequently convene and hold a special meeting of the stockholders of the Company in accordance with the provisions of the NYBCL (the “Stockholders’ Meeting”) for the purpose of adopting this Agreement;

(ii) prepare and file with the SEC a preliminary proxy or information statement (including any required amendments to the Schedule TO and Schedule 14D-9) relating to the Merger and this Agreement and use commercially reasonable efforts to (A) obtain and furnish the information required to be included by the SEC or its staff in such proxy or information statement and, after consultation with Parent, respond promptly to any comments made by the SEC or its staff with respect to the preliminary information or proxy statement and, subject to compliance with SEC rules and regulations, cause a notice of a special meeting and a definitive information or proxy statement (the “Proxy Statement”) to be mailed to the stockholders of the Company at the earliest practicable time following the expiration or termination of the Offer, and (B) use its commercially reasonable efforts to obtain the necessary approvals of the Merger and this Agreement by the stockholders of the Company; and

(iii) except to the extent withdrawn or modified pursuant to this Agreement, include in the Proxy Statement the Recommendation.

(b) The Company shall consult with Parent and Merger Sub with respect to the Proxy Statement (and any amendments or supplements thereto) and shall afford Parent and Merger Sub a reasonable opportunity to comment thereon prior to its finalization. Parent and Merger Sub shall furnish to the Company any and all information relating to Parent and Merger Sub required to be included in the Proxy Statement, including any information required under the Exchange Act and the rules and regulations thereunder. The Company shall provide Parent and its counsel in writing with any comments or other communications that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement (and any amendments or supplements thereto) promptly after receipt of such comments or other communications.

(c) Parent and Merger Sub shall (i) promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall become false or misleading in any material respect and (ii) notify the Company in writing, prior to the Closing, of the occurrence of any event which should be set forth in an amendment or supplement to the Proxy Statement. The Company shall promptly notify Parent and Merger Sub in writing of the occurrence of any event relating to the Company or the Transactions which should be set forth in an amendment or a supplement to the Proxy Statement. In case any amendment or supplement to the Proxy Statement is deemed necessary or appropriate, the Company, with the cooperation of Parent and Merger Sub, will promptly prepare and mail such amendment or supplement and the Company shall consult with Parent and Merger Sub with respect to such amendment or supplement and shall afford Parent and Merger Sub reasonable opportunity to comment thereon prior to such mailing.

(d) Parent and Merger Sub each agree that they will vote, or cause to be voted, at the Stockholders’ Meeting all of the Shares then owned by them, or any of their respective Subsidiaries or Affiliates, or which they or any of their respective Subsidiaries or Affiliates have voting power, in favor of the adoption of this Agreement.

ARTICLE III

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any securities of the Company, Parent or Merger Sub:

(a) Conversion of Common Stock. Except as otherwise provided in Sections 3.1(b) and 3.3, each Share shall be converted automatically into and shall thereafter represent the right to receive the Offer Price in cash without interest (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 3.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates that immediately prior to the Effective Time represented such Shares (“Certificates”) shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration.

(b) Parent- and Merger Sub-Owned Shares. Each Share that is owned directly by the Company (or any direct or indirect Subsidiary of the Company), Parent or Merger Sub immediately prior to the Effective Time (the “Cancelled Shares”) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares of common stock of Merger Sub so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Appraisal Rights. In connection with the Merger, Holders of Shares will have appraisal rights, if any, in accordance with Section 910 of the NYBCL.

Section 3.2 Exchange of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent (subject to the Company’s reasonable prior approval) to act as a paying agent (the “Paying Agent”), in trust for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares), payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article III (such cash, the “Exchange Fund”).

(b)	Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time, and in no event later than two (2) Business Days thereafter, Parent shall cause the Paying Agent to mail to each holder of record of (A) a Certificate whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1 (I) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in customary form and contain customary provisions) and (II) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and (B) Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1 instructions for use in effecting the surrender of such Book-Entry Shares in exchange for the Merger Consideration.

(ii) Each holder of record of one or more Certificates, upon surrender to the Paying Agent of such Certificate or Certificates, together with such duly executed letter of transmittal, and such other documents as may reasonably be required by Parent or the Paying Agent, and each holder of record of Book-Entry Shares, upon surrender to the Paying Agent of such Book-Entry Shares (which shall be deemed surrendered upon receipt by the Paying Agent of an “agent’s message” in customary form or such other evidence as the Paying Agent may reasonably request), shall be entitled to receive in exchange therefor the amount of Merger Consideration to which such holder is entitled pursuant to Section 3.1, and the Certificates or Book-Entry Shares so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered if such Certificate or Book-Entry Share shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 3.2(b), each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest shall be paid or will accrue on any payment to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article III.

(iii) The Paying Agent, the Company, Parent and Merger Sub, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Law with respect to the making of such payment. To the extent that amounts are so deducted or withheld and paid over to the applicable taxing authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, the holder of any such Certificates or Book-Entry Shares shall be given a copy of the letter of transmittal referred to in Section 3.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this Article III.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one (1) year after the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 3.2 shall thereafter look only to the Surviving Corporation or Parent for payment of their claim for the Merger Consideration upon due surrender of their Shares. Any portion of the Exchange Fund remaining unclaimed by stockholders of the Company as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation (or at Parent’s election, Parent) free and clear of any claims or interests of any Person previously entitled thereto.

(e) No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America and backed by the full faith and credit of the United States of America. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 3.2(d).

(g) Lost, Stolen or Destroyed Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

Section 3.3 Treatment of Company Equity Awards.

(a) Each option to purchase shares of Common Stock that is outstanding and unexercised immediately prior to the Effective Time that was granted pursuant to any of the Company Stock Plans, whether vested or unvested (each, a “Company Option”), shall, as of the Effective Time, become fully vested (to the extent not already vested) and be converted into the right to receive an amount in cash equal to the product obtained by multiplying (i) the excess, if any, of the Merger Consideration over the exercise price per Share applicable to such Company Option by (ii) the total number of shares of Common Stock subject to such Company Option. Parent shall cause the Surviving Corporation or one of its Subsidiaries, as applicable, to pay to the holders of Company Options the cash amounts described in the immediately preceding sentence, less such amounts as may be required to be withheld or deducted under the Code or any provision of state, local or foreign Law (if any), within fourteen (14) calendar days following the Effective Time. The foregoing amounts (if any) may be paid through the payroll of the Surviving Corporation or one of its Subsidiaries. If the applicable exercise price per share of Common Stock of any Company Option equals or exceeds the per Share Merger Consideration, such Company Option shall be cancelled without payment of consideration, and all rights with respect to such Company Option shall terminate as of the Effective Time.

(b) Each Company Restricted Unit that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested (with any Company Restricted Unit subject to performance conditions being deemed to be achieved based on (i) with respect to a performance period that ended on or prior to the Effective Time, actual performance or, (ii) with respect to a performance period scheduled to end following the Effective Time, target performance) and be converted into the right to receive an amount in cash equal to the Merger Consideration. Parent shall cause the Surviving Corporation or one of its Subsidiaries, as applicable, to pay to the holders of Company Restricted Units the cash amounts described in the immediately preceding sentence, less such amounts as may be required to be withheld or deducted under the Code or any provision of state, local or foreign Law relating to Tax with respect to the making of such payment (if any), within fourteen (14) calendar days following the Effective Time; provided, however, that, notwithstanding the foregoing, with respect to each Company Restricted Unit that is subject to deferred payment under the Company’s Amended and Restated Deferred Compensation & Supplemental Savings Plan (each, a “Deferred RSU”), payment of the Merger Consideration in respect of such Deferred RSU shall instead be made at the time specified in the deferral election form applicable to such Deferred RSU or at a time otherwise permitted under Section 409A of the Code. The foregoing amounts (if any) may be paid through the payroll of the Surviving Corporation or one of its Subsidiaries.

Section 3.4 Adjustment. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of Top-Up Shares or the issuance of Shares in connection with the exercise or settlement of Company Options or settlement of Company Restricted Units), including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, all references herein to specified numbers of shares affected thereby, and any calculations that are based upon such numbers of shares affected thereby, including the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement, shall be appropriately and commensurately adjusted; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (a) in the Company SEC Documents filed through the Business Day prior to the date hereof, other than any disclosures (other than statements of historical fact) contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” and any similar disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary or forward-looking in nature (provided that such exception shall not apply with respect to Section 4.9 (Employee Benefit Plans)), or (b) in the correspondingly numbered section or subsection of the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to all sections of this Agreement and all other sections or subsections of the Company Disclosure Letter to the extent that the relevance of such disclosure to such other section or subsection is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Qualification, Organization, Subsidiaries, etc. The Company is a legal entity, duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other relevant legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be qualified to do business as a foreign corporation or other legal entity in such jurisdictions would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.1 of the Disclosure Letter lists each of the Subsidiaries of the Company as of the date hereof and its place or organization. (a) Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and (b) each of the Company’s Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other relevant legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of the foregoing clauses (a) and (b) where the failure to be so organized, validly existing or qualified, or to have such power or authority, would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the charter and bylaws (or similar organizational documents) of the Company and each of its Significant Subsidiaries. Neither the Company nor any of its Significant Subsidiaries is in violation of any provisions of its charter and bylaws (or similar organizational documents). Each of the outstanding shares of capital stock or other equity securities (including partnership interests, limited liability company interests or other equity interests) (i) of each of the Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and wholly owned, directly or indirectly, by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Liens and (ii) of each of the other Subsidiaries of the Company is wholly owned, directly or indirectly, by the Company or by a direct or indirect wholly owned Subsidiary of the Company.

Section 4.2 Capital Stock.

(a) The authorized share capital of the Company consists of 120,000,000 shares of Common Stock and 500,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”). As of the close of business on March 11, 2022 (the “Capitalization Date”), there were (i) 22,099,246 shares of Common Stock issued and outstanding (excluding shares held by the Company in its treasury), (ii) no shares of Preferred Stock issued and outstanding, (iii) 1,638,757 shares of Common Stock held by the Company in its treasury, (iv) Company Options to purchase an aggregate of 318,203 shares of Common Stock issued and outstanding and (v) 1,686,192 shares of Common Stock issuable in respect of Company Restricted Units issued and outstanding. All outstanding shares of Common Stock are, and all shares of Common Stock which may be issued as contemplated or permitted by this Agreement will be when issued, duly authorized, validly issued, fully paid and nonassessable, and not subject to and not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. No Subsidiary of the Company owns any shares of Common Stock.

(b) Except as set forth in subsection (a) above, as of the date hereof, (i) the Company does not have any shares of its capital stock issued or outstanding other than shares of Common Stock that have become outstanding after the Capitalization Date which were reserved for issuance as of such date, as set forth in subsection (a) above, (ii) there are no outstanding subscriptions, options, warrants, stock appreciation rights, preemptive rights, phantom stock, convertible or exchangeable securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, stock appreciation rights, preemptive rights, phantom stock, convertible or exchangeable securities or other similar right, agreement or arrangement or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, and (iii) there are no outstanding obligations of the Company or any Subsidiary of the Company to make any payment based on the price or value of any capital stock or other equity securities of the Company or any of its Subsidiaries.

(c) Except for any Equity Awards, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) There are no voting trusts or other agreements or understandings to which the Company or any of its Significant Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Significant Subsidiaries.

Section 4.3 Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and to consummate Transactions. The Company Board at a duly held meeting has (i) determined that the terms of the Merger and the Transactions are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved the execution, delivery and performance of, and adopted and declared advisable this Agreement and the Transactions, including the Offer, the Top-Up Option and the Merger, on the terms and subject to the conditions set forth herein, and (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares to Merger Sub pursuant to the Offer, and if required to consummate the Merger, that the stockholders of the Company adopt this Agreement under the NYBCL (the “Recommendation”). Except for the filing of the Certificate of Merger with the Secretary of State of the State of New York, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(b) The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”), other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of New York, (ii) compliance with any applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and any other Antitrust Laws, (iii) the filing with the SEC of Schedule 14D-9 and any other filings and reports that may be required in connection with this Agreement and the Transactions under the Exchange Act, (iv) compliance with the rules and regulations of the NYSE American and (v) compliance with the applicable requirements under the Securities Act, the Exchange Act, any other applicable foreign or state securities or blue sky laws (collectively, clauses (i) through (v), the “Specified Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (disregarding, for purposes of this Section 4.3(b) only, subclause (iv)(A) of the proviso to the definition of “Company Material Adverse Effect”).

(c) Assuming compliance with the matters referenced in Section 4.3(b) and receipt of the Specified Approvals, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not (i) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Significant Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (disregarding, for purposes of this Section 4.3(c) only, subclause (iv)(A) of the proviso to the definition of “Company Material Adverse Effect”).

Section 4.4 Reports and Financial Statements.

(a) The Company has filed or furnished all forms, statements, certifications, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since October 31, 2020 (as amended and supplemented from time to time, the “Company SEC Documents”), each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, as of the date filed with the SEC, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents, and, to the Knowledge of the Company, none of the Company SEC Documents is the subject of outstanding SEC comment or outstanding SEC investigation.

(b) The consolidated financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in the Company SEC Documents (if amended, as of the date of the last such amendment) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto), and were prepared in all material respects in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). None of the Subsidiaries of the Company is required to file periodic reports with the SEC.

Section 4.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended October 31, 2021, and such assessment concluded that such controls were effective and did not identify any (A) “material weakness” in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, of the Exchange Act) or (B) fraud or allegation of fraud that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Such internal controls over financial reporting are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

Section 4.6 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of October 31, 2021 (or the notes thereto), (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the Transactions, (c) for liabilities and obligations incurred in the ordinary course of business since October 31, 2021 and (d) for liabilities or obligations that have been discharged or paid in full, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, other than as does not constitute and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.7 Compliance with Law; Permits.

(a) The Company and each of the Company’s Subsidiaries are and, since November 1, 2019, have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, settlement, Order, arbitration award or agency requirement of any Governmental Entity (collectively, “Laws” and, each, a “Law”), except where such non-compliance, default or violation would not have or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b) Except as would not be or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective agents authorized to act, and acting, on behalf of the Company or its Subsidiaries has, in connection with the business activities of the Company, (i) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or any similar Law of any other applicable jurisdiction or (ii) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official.

(c) The Company and each of its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and Orders of any Governmental Entity necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.8 Environmental Laws.

(a) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are in compliance with and are not in default under or in violation of any applicable Environmental Laws, (ii) since October 31, 2021, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notices, demand letters or written claims from any federal, state, local or foreign Governmental Entity alleging that the Company or any of its Subsidiaries is in violation of any Environmental Law, (iii) to the Knowledge of the Company, there has been no treatment, storage or release of any Hazardous Substance in violation of any applicable Environmental Law from any properties owned or leased by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned or leased by the Company or any of its Subsidiaries and (iv) neither the Company nor any of its Subsidiaries is subject to any Order or Action pursuant to any Environmental Law.

(b) As used herein, “Environmental Law” means any Law relating to (i) the protection of the environment or (ii) the storage, recycling, treatment, generation, transportation, handling, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

(c) As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as a pollutant or contaminant or as hazardous or toxic under any Environmental Law. Hazardous Substance includes asbestos, or asbestos-containing material, petroleum and polychlorinated biphenyls.

(d) The generality of any other representations and warranties in this Agreement notwithstanding, this Section 4.8 shall be deemed to contain the only representations and warranties of the Company in this Agreement with respect to Environmental Law, Hazardous Substances and any other environmental matter.

Section 4.9 Employee Benefit Plans.

(a) Section 4.9(a) of the Company Disclosure Letter lists all Company Benefit Plans. “Company Benefit Plans” means all compensation and/or benefit plans, programs, policies, agreements or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA, whether or not such plans are subject to ERISA, and any bonus, stock bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, restricted stock, stock appreciation right, equity compensation, employment, change of control, fringe benefit or other plan, program, agreement, policy or arrangement (whether written or unwritten, insured or self-insured, covering a single individual or a group of individuals) (other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”)), in each case that is sponsored, maintained, contributed to or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of current or former employees, officers, directors or consultants of the Company or its Subsidiaries, or under which the Company or any of its Subsidiaries has any current or potential liability with respect to any current or former employees, officers, directors or consultants of the Company or its Subsidiaries.

(b) The Company has heretofore made available to Parent true and complete copies of: (i) each writing constituting a part of each material Company Benefit Plan, including the plan document with all amendments thereto; (ii) copies of any trust agreements, custodial agreements, insurance policies, administration agreements and similar agreements, and investment management or investment advisory agreements; (iii) copies of any summary plan descriptions, employee handbooks or similar employee communications relating to any Company Benefit Plan; (iv) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any; and (v) the most recent determination letter from the Internal Revenue Service (if applicable) for such Company Benefit Plan.

(c) Except as would not be or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (i) each Company Benefit Plan has been maintained, funded and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely upon a favorable opinion issued by the Internal Revenue Service and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Company Benefit Plan provides medical or other welfare benefits with respect to current or former employees, directors, officers or consultants of the Company or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable Law; (iv) no liability under Title IV of ERISA or Section 412 or 430 of the Code or under any Multiemployer Plan has been incurred by the Company, its Subsidiaries or any ERISA Affiliate of the Company during the six (6) year period preceding the date of this Agreement, and no Company Benefit Plan is a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA or a multiple employer plan as defined in Section 413 of the Code; (v) all premiums and contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due) and (vi) there are no pending, or, to the Knowledge of the Company, threatened or anticipated Actions (other than routine claims for benefits) or audits by any Governmental Entity by, on behalf of, with respect to or against any of the Company Benefit Plans and the Company has not made a filing under any voluntary correction program of any Governmental Entity with respect to any Company Benefit Plan within the past three (3) years. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(d) Except as provided in this Agreement or as required by applicable Law, and without taking into account any agreement or arrangement that is or may be implemented by the Purchaser, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of the Company or any of its Subsidiaries to severance pay or any other material payment from the Company or its Subsidiaries, (ii) accelerate the time of payment or vesting, cause the funding of (through a grantor trust or otherwise), or materially increase the amount of compensation or benefits due to any such employee, director, consultant or officer, (iii) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any such employee, director or consultant, or (iv) limit or restrict the right of the Company to merge, amend or terminate any Company Benefit Plan.

(e) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code complies in all material respects with Section 409A of the Code and all regulations promulgated thereunder. No amounts under any such Company Benefit Plan are or have been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code. Neither the Company nor any of its Subsidiaries is a party to, or is otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross up of a Tax imposed by Section 409A or 4999 of the Code.

(f) The Company has complied with the requirements of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Reconciliation Act of 2010 (the “Affordable Care Act”) in all material respects. It is agreed and understood that no representation or warranty is made in respect of employee benefit plan matters in any section of this Agreement other than this Section 4.9.

Section 4.10 Absence of Certain Changes or Events.

(a) From October 31, 2021 through the date of this Agreement, other than the Transactions and other than any COVID Actions, the Company and its Subsidiaries have conducted their respective businesses, in all material respects, in the ordinary course of business consistent with past practice.

(b) Since October 31, 2021, there has not been any event or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11 Investigations; Litigation. As of the date hereof, (a) there is no investigation or review pending (or, to the Knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries that would be or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and (b) there are no Actions pending (or, to the Knowledge of the Company, threatened) against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective properties at law or in equity before, and there are no Orders of, or before, any Governmental Entity, in each case that would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12 Tax Matters.

(a) The Company and each of its Subsidiaries have (i) have prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate and (ii) paid all material Taxes shown to be due on such Tax Returns, except, in the case of clauses (i) and (ii), with respect to matters contested in good faith or for which adequate reserves have been established. Except as would not be or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (w) as of the date of this Agreement, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes of the Company or any of its Subsidiaries; (x) there are no Liens for material Taxes upon any property of the Company or any of its Subsidiaries, except for Permitted Liens; (y) the Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two (2) year period ending on the date hereof that was purported or intended to be governed by Code Section 355; and (z) neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2).

(b) As used in this Agreement, (i) “Taxes” means any and all federal, state, local or foreign taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, net worth, excise, withholding, ad valorem and value added taxes, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes.

(c) It is agreed and understood that no representation or warranty is made in respect of Tax matters in this Agreement other than in Section 4.12(a) or Section 4.9.

Section 4.13 Labor Matters. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (a) (i) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, there is no formal union organizing effort pending against the Company or any of its Subsidiaries, (iii) there is no unfair labor practice, labor dispute (other than routine grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (iv) there is no slowdown or work stoppage in effect with respect to employees of the Company or any of its Subsidiaries, (b) the Company and its Subsidiaries are in compliance with all applicable Laws with respect to (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, (iii) unfair labor practices, and (iv) the Worker Adjustment and Retraining Notification Act, as amended, or any similar state or local statute (collectively, the “WARN Act”), and (c) there are no employment-related Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. It is agreed and understood that no representation or warranty is made in respect of labor matters in any section of this Agreement other than this Section 4.13.

Section 4.14 Intellectual Property. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries either own or have a right to use such patents, trademarks, trade names, service marks, domain names, copyrights and any applications and registrations for any of the foregoing, trade secrets, know-how, technology, software and other intangible intellectual property rights (collectively, “Intellectual Property”) as are necessary to conduct the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries. To the Knowledge of the Company, and except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property of any third party in the past two (2) years and (b) no third party is currently infringing, misappropriating or violating, in any material respect, any Intellectual Property owned by the Company or any of its Subsidiaries. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement there are no actions, suits, claims or proceedings pending or, to the Knowledge of the Company, threatened in writing that (i) challenge or question the Company’s ownership or right to use Intellectual Property owned by the Company or any of its Subsidiaries or (ii) assert infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property of a third party. The representations and warranties in this Section 4.14 are the sole and exclusive representations and warranties in this Agreement with respect to Intellectual Property.

Section 4.15 Real Property. Section 4.15 of the Company Disclosure Letter lists each material real property leased by the Company or its Subsidiaries (the “Leased Real Property”). The Company does not own any real property. The Leased Real Property comprises all of the material real property occupied or otherwise used in the operation of the Company’s business. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company has good title to all its personal property and has valid leasehold or subleasehold interests in all of the Leased Real Property, free and clear of all Liens (except for Permitted Liens), assuming the timely discharge of all obligations owing under or related to the personal property and the Leased Real Property.

Section 4.16 Contracts.

(a) Except for this Agreement, agreements filed as exhibits to the Company SEC Documents or Company Benefit Plans, neither the Company nor any of its Subsidiaries is a party to or expressly bound by any Contract as of the date of this Agreement that:

(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act);

(ii) is a joint venture or partnership Contract that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii) is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or securing indebtedness for borrowed money or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $1,000,000;

(iv) is a settlement, conciliation or similar agreement (A) with any Governmental Entity, or (B) which would require the Company or any of its Subsidiaries to pay consideration of more than $500,000 after the date of this Agreement;

(v) contains any covenant limiting, to a degree that is material to the Company and its Subsidiaries, taken as a whole, the ability of the Company or any of its Subsidiaries to engage in any line of business or compete with any Person or in any geographic area;

(vi) (A) relates to the acquisition, directly or indirectly (by merger or otherwise), of a material portion of the assets (other than goods, products or services in the ordinary course) or capital stock or other equity interests of any Person for aggregate consideration in excess of $5,000,000 or pursuant to which the Company or any of its Subsidiaries has continuing “earn-out” or other similar contingent payment obligations after the date hereof in excess of $1,000,000; or (B) gives any Person the right to acquire any assets of the Company or its Subsidiaries (excluding ordinary course commitments to purchase goods, products or services) after the date hereof with a total consideration of more than $1,000,000;

(vii) indemnifies or holds harmless any director or executive officer of the Company or its Subsidiaries (other than pursuant to the certificate of incorporation or bylaws or equivalent governing documents of the Company or its Subsidiaries);

(viii) requires any capital commitment or capital expenditure (or series of capital expenditures) by the Company or any of its Subsidiaries in an amount in excess of $1,000,000, individually, other than any purchase order or Contract for supply, inventory or trading stock acquired in the ordinary course of business; or

(ix) restricts payment of dividends or distributions in respect of the capital stock or equity interests of the Company or any of its Subsidiaries.

Each Contract of the type described in this Section 4.16(a) is referred to herein as a “Company Material Contract”; provided, however, that Company Material Contract shall not include any Company Benefit Plan.

(b) A true and complete copy of each Company Material Contract has been made available to Parent. Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, except that such enforcement may be subject to the Enforceability Exceptions. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has received written notice of termination, cancellation or the existence of any event or condition which constitutes, or after notice or lapse of time (or both), will constitute, a breach or default on the part of the Company or any of its Subsidiaries under a Company Material Contract, and (ii) no party to any Company Material Contract has provided written notice exercising or threatening exercise of any termination rights with respect thereto.

Section 4.17 Insurance Policies. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all material insurance policies covering the Company and its Subsidiaries and their respective assets, properties and operations (the “Policies”) provide insurance in such amounts and against such risks as is commercially reasonable, and (b) all of the Policies are in full force and effect. Since October 31, 2021 through the date hereof, neither the Company nor any of its Subsidiaries has received written notice of cancellation or termination, other than in connection with normal renewals, of any such Policies.

Section 4.18 Finders or Brokers. Except for the Company Financial Advisor, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission in connection with or upon consummation of any of the Transactions.

Section 4.19 Opinion of Financial Advisor. The Company Board has received the opinion of Foros Securities LLC (the “Company Financial Advisor”), dated as of the date of this Agreement, substantially to the effect that, subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Offer Price to be received by the holders of Common Stock other than Parent, Merger Sub and their Affiliates in the Offer and the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 4.20 Takeover Laws. Assuming the representations and warranties of Parent and Merger Sub set forth in Sections 5.7 and 5.8 are true and correct, the Company has taken all appropriate actions so that no “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other form of antitakeover Law (including the restrictions on business combinations contained in Section 912 of the NYBCL) (each, a “Takeover Law”) is applicable to this Agreement or the Transactions.

Section 4.21 Information Supplied by the Company. None of the information included or incorporated by reference in the Schedule 14D-9 to be filed with the SEC in connection with the Offer or the Proxy Statement and/or the Information Statement (to the extent it is required to be filed), will, at the date the Schedule 14D-9, the Proxy Statement and/or the Information Statement is first mailed to the stockholders of the Company or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Schedule 14D-9, the Proxy Statement and/or the Information Statement. The Schedule 14D-9 and, to the extent filed, the Proxy Statement and/or the Information Statement, will comply as to form in all material respects with the requirements of the Exchange Act.

Section 4.22 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person makes any other express or implied representation or warranty of any kind on behalf of the Company or any of its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1 Qualification, Organization, Subsidiaries, etc. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or prevent or materially delay or materially impair the ability of Parent or Merger Sub to satisfy its obligations under this Agreement (a “Parent Material Adverse Effect”). Parent has made available to the Company prior to the date of this Agreement a true, complete and correct copy of the charters and bylaws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date hereof. Each of Parent and Merger Sub is a “Citizen of the United States” as that term is defined in 49 USC § 40102(a)(15)(C).

Section 5.2 Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the boards of directors of Parent and Merger Sub and by a wholly owned subsidiary of Parent, as the sole shareholder of Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of New York, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

(b) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger by Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of New York, (ii) compliance with any applicable requirements under the HSR Act and any other Antitrust Laws and (iii) compliance with the applicable requirements under the Securities Act, the Exchange Act, any other applicable foreign or state securities or blue sky laws (collectively, clauses (i) through (iii), the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(c) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions hereby do not and will not (i) contravene or conflict with, or breach any provision of, the organizational or governing documents of Parent or any of its Subsidiaries, (ii) assuming compliance with the matters referenced in Section 5.2(b) and receipt of the Parent Approvals, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.3 Investigations; Litigation. As of the date hereof, (a) there is no investigation or review pending (or, to the Knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries that would have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (b) there are no Actions pending (or, to Parent’s Knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no Orders of, or before, any Governmental Entity, in each case that would have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.4 Ownership of Merger Sub; No Prior Actions. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct wholly owned subsidiary of Parent. Merger Sub has been formed solely for the purpose of this Agreement and the consummation of the Transactions and has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

Section 5.5 Available Funds.

(a) Parent has delivered to the Company a true, complete and correct copy of a duly executed commitment letter (including all related fee letters and side letters, including with respect to all related “flex” rights, and all exhibits, schedules, annexes, supplements and term sheets forming a part thereof) addressed to Guarantor, dated as of March 12, 2022 (as amended or modified only in accordance with Section 6.13, the “Debt Commitment Letter”; provided that the Company acknowledges and agrees that such fee letters shall be redacted in a customary manner reasonably satisfactory to each Debt Financing Source (as defined below) party thereto) from Bank of America, N.A., BofA Securities, Inc., Fifth Third Bank, National Association and BMO Harris Bank, N.A. (the “Debt Financing Sources,” which defined term for purposes of this Agreement shall include such financial institution(s) and their respective former, current and future Affiliates, equityholders, members, partners, controlling persons, officers, directors, employees, agents and advisors involved in such Debt Financing (as defined below)), pursuant to which the Debt Financing Sources have committed to provide Guarantor with debt financing for the Transactions in an aggregate amount of $150,000,000 (the “Debt Financing”), which amount is (assuming that all rights to flex the terms of the Debt Financing are exercised to their maximum extent) greater than or equal to the full amount of the debt financing required to consummate the Transactions on the terms contemplated by this Agreement and in each case to pay all related fees and expenses.

(b) The Debt Commitment Letter is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto, is in full force and effect, and is enforceable against the parties thereto in accordance with its terms, subject to the Enforceability Exceptions.

(c) There are no side letters or other Contracts, agreements or understandings to which Parent, Guarantor or any of their respective Affiliates is a party relating to the Debt Financing other than (i) as expressly set forth in the Debt Commitment Letter and (ii) customary engagement letters or non-disclosure agreements which do not impact the conditionality or aggregate amount of the Debt Financing.

(d) Except as specifically set forth in the Debt Commitment Letter, (i) there are no conditions precedent to the obligations of the Debt Financing Sources to fund the Debt Financing and (ii) there are no contingencies pursuant to any Contract, agreement or other understanding relating to the Transactions to which Parent, Guarantor or any of their respective Affiliates is a party that would permit the Debt Financing Sources to reduce the total amount of the Debt Financing or impose any additional condition(s) precedent to the availability of the Debt Financing.

(e) As of the date hereof, (i) the Debt Commitment Letter has not been amended or modified (and no such amendment or modification is contemplated as of the date hereof) and (ii) the commitment set forth in the Debt Commitment Letter has not been withdrawn or rescinded in any respect (and no such withdrawal or rescission is contemplated as of the date hereof). To the Knowledge of Parent, no event has occurred which would result in any breach by Guarantor of, or constitute a default by Guarantor under, any term or condition to closing of the Debt Commitment Letter, or otherwise result in any portion of the Debt Financing contemplated thereby to be unavailable or delayed (assuming satisfaction of the conditions set forth in Exhibit A and Section 7.1). Parent (i) has no Knowledge of any fact or occurrence that makes any of the representations or warranties of Guarantor in the Debt Commitment Letter inaccurate in any material respect, (ii) has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it or its Affiliates contained in the Debt Commitment Letter and (iii) has no reason to believe that any portion of the Debt Financing required to consummate the Transactions will not be made available to Guarantor or Parent and Merger Sub on the Offer Closing Date, including any reason to believe that the Debt Financing Sources will not perform their funding obligations under the Debt Commitment Letter in accordance with its terms and conditions. Guarantor has fully paid any and all commitment fees and other fees required by the Debt Commitment Letter to be paid as of the date hereof, and will pay in full any other commitment fees and other fees required to be paid thereunder as and when they become payable. As of the date of this Agreement, the Guarantor is not in default under the terms and conditions of that certain Amended and Restated Credit Agreement, dated as of January 20, 2021, by and among the Guarantor, as borrower, certain subsidiaries of the Guarantor from time to time party thereto, as guarantors, the lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, as amended by that certain First Amendment to Credit Agreement, dated as of February 26, 2021 and that certain Second Amendment, dated as of December 21, 2021 (as so amended, the “Existing Credit Facility”), and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to (A) after giving effect to the Proposed Amendment (as defined in the Debt Commitment Letter), constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Existing Credit Facility by the Guarantor or (B) make the funds necessary to consummate the Offer and the Merger unavailable, in each case, in a manner that would prevent Parent and Merger Sub from consummating the Transactions and fulfilling the terms of the Merger Agreement.

(f) Parent or Merger Sub has, and will have at the Offer Closing and at the Effective Time, (i) the resources and capabilities (financial and otherwise) to perform its obligations under this Agreement (including all payments to be made by it in connection herewith) and (ii) immediately available funds in connection with the Debt Financing and arrangements with the Guarantor in an aggregate amount (after netting out applicable fees, expenses, original issue discount and similar premiums and charges provided under the Debt Commitment Letters and assuming that all rights to flex the terms of the Debt Financing are exercised to their maximum extent) that will enable Parent and Merger Sub to (x) consummate the Transactions on the terms contemplated by this Agreement and (y) pay all related fees and expenses and (iii) undertake its other obligations at the Offer Closing and the Effective Time upon the terms contemplated by this Agreement. None of Guarantor, Parent or Merger Sub has incurred any obligation, commitment, restriction or other liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or other liability of any kind, in either case which would impair or adversely affect such resources, funds or capabilities.

(g) For the avoidance of doubt and notwithstanding anything to the contrary herein, the obligations of Parent and Merger Sub under this Agreement are not contingent on the availability of the Debt Financing.

Section 5.6 Finders or Brokers. Neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission in connection with or upon consummation of the Transactions.

Section 5.7 Certain Arrangements. There are no Contracts, undertakings, commitments, arrangements or understandings, whether written or oral, between Parent, Merger Sub or any of their Affiliates, on the one hand, and any beneficial owner of outstanding shares of Common Stock or any member of the Company’s management or the Company Board, on the other hand, relating in any way to the Company, the Company’s securities, the Transactions or to the operations of the Company after the Effective Time.

Section 5.8 Ownership of Common Stock. None of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Common Stock or any securities of any Subsidiary of the Company, and none of Parent, its Subsidiaries (including Merger Sub) or Affiliates has any rights to acquire, directly or indirectly, any shares of Common Stock except pursuant to this Agreement. None of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates is, and at no time during the last five (5) years has been, an “interested shareholder” of the Company (as defined in Section 912 of the NYBCL).

Section 5.9 Solvency. Immediately after giving effect to the consummation of the Transactions and assuming the accuracy in all material respects of the representations and warranties contained in Article IV hereof, each of Parent and the Surviving Corporation will be Solvent.

Section 5.10 No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or by-laws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the Transactions.

Section 5.11 Information Supplied by Parent. None of the information supplied by Parent or any of its respective Subsidiaries, officers, directors, employees, representatives or agents, included or incorporated by reference in the Schedule 14D-9, the Proxy Statement and/or the Information Statement to be filed with the SEC in connection with the Offer or the Merger, will, at the date the Schedule 14D-9, the Proxy Statement and/or the Information Statement, as the case may be, is first mailed to the stockholders of the Company or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company expressly for inclusion or incorporation by reference in the Schedule 14D-9, the Proxy Statement and/or the Information Statement. None of the information included or incorporated by reference in the Offer Document to be filed with the SEC in connection with the Offer, will, at the date the Offer Documents first mailed to the stockholders of the Company or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company expressly for inclusion or incorporation by reference in the Offer Documents. The Schedule TO will comply as to form in all material respects with the requirements of the Exchange Act.

Section 5.12 No Additional Representations.

(a) Each of Parent and Merger Sub acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity conduct their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise), and assets of the Company and to meet with the management of the Company and to discuss the business and assets of the Company.

(b) Each of Parent and Merger Sub acknowledges that neither the Company nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in Article IV (which includes the Company Disclosure Letter and the Company SEC Documents, as applicable), and none of the Company, its directors, officers, employees, agents or other representatives, or any other Person shall be subject to any liability to Parent or any other Person resulting from the Company’s making available to Parent or Parent’s use of such information, including any management presentation materials delivered to Parent, as subsequently updated, supplemented or amended, or any information, documents or material made available to Parent in the due diligence materials (formal or informal) provided to Parent, including in the Data Room or in any other form in connection with the Transactions. Without limiting the foregoing, each of Parent and Merger Sub acknowledges that the Company makes no representation or warranty to Parent or Merger Sub with respect to any business or financial projection or forecast relating to the Company or any of its Subsidiaries, whether or not included in the Data Room or any management presentation. Parent, on its behalf and on behalf of its Affiliates, expressly waives any claim relating to the foregoing matters.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business by the Company and Parent.

(a) From and after the date hereof through the earlier of the Offer Closing and the date, if any, on which this Agreement is terminated and abandoned pursuant to Section 8.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be required or permitted by this Agreement or (iv) as set forth in Section 6.1(b) of the Company Disclosure Letter, the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted in all material respects in the ordinary course of business and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it; provided that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) The Company agrees with Parent that between the date hereof and the earlier of the Offer Closing and the Termination Date, except (A) as may be required by applicable Law, (B) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (C) as may be required or permitted by this Agreement or (D) as set forth in Section 6.1(b) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends, dividend equivalents and distributions paid by a Subsidiary to the Company or another Subsidiary of the Company;

(ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any of its capital stock, equity interests or other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests, except for (A) any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction or (B) the issuance of any shares of Common Stock upon the exercise of any Company Options or settlement of Company Restricted Units;

(iii) except as required by any Company Benefit Plan in effect on the date hereof, (A) (1) increase the base salary, retainer or other fees or target bonus opportunities for any current or former director or executive officer of the Company, (2) increase the base salary or target bonus opportunities for the Company’s employees (other than directors and executive officers), except for annual, promotion-related or merit-based salary increases in the ordinary course of business consistent with past practice, or (3) materially increase the benefits provided to the Company’s current or former directors, executive officers, or employees (other than increases resulting from routine changes to welfare benefit programs); (B) enter into any employment, change of control, severance or retention agreement with any employee, executive officer or director of the Company or any of its Subsidiaries (except for (1) an agreement with an employee (other than an executive officer of the Company) who has been hired on an “at will” basis to replace an employee with such an agreement without any material increase in compensation and benefits from the prior employee’s agreement, (2) separation agreements entered into with employees (other than executive officers of the Company) in the ordinary course of business consistent with past practice in connection with terminations of employment or (3) employment agreements (other than with executive officers of the Company) terminable on no more than thirty (30) days’ notice without penalty or severance obligation); or (C) except as permitted pursuant to clauses (A) or (B) above, or otherwise in the ordinary course of business consistent with past practice, enter into, establish, adopt, materially amend, terminate or waive any rights with respect to any collective bargaining agreement or any agreement with any labor organization or other employee representative;

(iv) materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or applicable Law;

(v) adopt any amendments to its charter or bylaws or similar applicable organizational documents (including partnership agreements and limited liability company agreements) other than amendments to the organizational documents of any wholly owned Subsidiary of the Company that are not material to the business of the Company;

(vi) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, issue, sell, pledge, dispose of or subject to a Lien (other than a Permitted Lien) any shares of its or its Subsidiaries’ capital stock or any securities convertible into or exchangeable or exercisable for any such shares or take any action to cause to be exercisable any otherwise unexercisable Company Option (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable Company Option outstanding on the date hereof, including any applicable terms under any applicable employment agreement or severance plan), other than (1) issuances of shares of Common Stock in respect of any exercise of Company Options and settlements of any Company Restricted Units or in respect of any dividend equivalent rights granted in respect of any such awards and (2) the acquisition or withholding of shares of Common Stock from a holder of a Company Option or Company Restricted Unit in satisfaction of withholding obligations or in connection with the payment of any exercise price;

(vii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than the acquisition of shares of Common Stock (1) from a holder of a Company Option in satisfaction of withholding obligations or in payment of the exercise price or (2) from a holder of Company Restricted Unit(s) in satisfaction of withholding obligations upon the vesting or settlement of such awards;

(viii) incur, offer, place, arrange, syndicate, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), except for (1) any indebtedness for borrowed money among the Company and its Subsidiaries or among the Company’s Subsidiaries, (2) indebtedness for borrowed money incurred in replacement of any existing or maturing indebtedness (including related premiums and expenses), (3) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 6.1(b), (4) indebtedness for borrowed money incurred under or the issuance of letters of credit under the Receivables Agreements or pursuant to agreements in effect prior to the execution of this Agreement, and (5) indebtedness for borrowed money not to exceed $1,000,000 in aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries other than in accordance with clauses (1) through (4), inclusive;

(ix) except (1) for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (2) pursuant to existing agreements in effect prior to the execution of this Agreement and disclosed or made available to Parent prior to the date hereof, (3) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the Transactions or (4) sales or dispositions of properties or assets made in the ordinary course of business consistent with past practice, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations other than pursuant to the Receivables Agreements), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any portion of its material properties or assets having a fair market value in excess of $500,000 in the aggregate;

(x) (1) modify, amend, terminate or waive any rights under any Company Material Contract in any material respect in a manner which is adverse to the Company other than in the ordinary course of business or (2) enter into any Contract that would constitute a Company Material Contract if entered into prior to the date hereof (other than in the ordinary course of business or in connection with the expiration or renewal of any Company Material Contract), except the Company may enter into agreements providing for acquisitions or dispositions that are otherwise permitted under clauses (ix), (xiii) and (xiv) of this Section 6.1(b);

(xi) voluntarily settle, pay, discharge or satisfy (1) any Action that involves only the payment of monetary damages not in excess of $500,000 in the aggregate, excluding from such dollar thresholds amounts covered by any insurance policy of the Company or any of its Subsidiaries (provided, in no event shall the Company or any of its Subsidiaries be prevented from paying, discharging or satisfying (with prior notice to Parent if practicable) any judgment and the amount of any such payment, discharge or satisfaction shall not be included in the foregoing dollar thresholds) or (2) any Action to which Section 6.12 applies;

(xii) except in the ordinary course of business or in a manner consistent with past practice, (1) make, change or revoke any material Tax election, (2) make a material change in any method of Tax accounting or (3) settle or compromise any material Tax proceeding, in each case, if such action would be reasonably likely to increase the Taxes of the Company or its Subsidiaries following the Closing;

(xiii) acquire (by merger, consolidation, purchase of stock or assets or otherwise) or agree to so acquire any entity, business or assets that constitute a business or division of any Person, or any material amount of assets from any other Person (excluding ordinary course purchases of goods, products, services and off-the-shelf Intellectual Property), other than acquisitions that do not exceed $500,000 in the aggregate;

(xiv) adopt any plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization of the Company or any of its Subsidiaries (other than the Merger or in compliance with Section 6.4 and Article VIII of this Agreement);

(xv) enter into or amend any material transaction with any Affiliate (other than transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries); provided, that the payment of compensation and benefits in the ordinary course or pursuant to existing Contracts to directors, officers and employees shall not be deemed to be a “transaction” with an Affiliate for purposes of this Section 6.1(b)(xv), it being understood that this Section 6.1(b)(xv) (including this proviso) shall not be read to narrow Section 6.1(b)(iii); and

(xvi) agree, in writing or otherwise, to take any of the foregoing actions.

(c) Notwithstanding the foregoing or anything to the contrary contained in this Agreement, the Company and each of its Subsidiaries shall be permitted to take any COVID Actions, and in no event shall the taking of such COVID Actions constitute a breach of this Agreement.

(d) Parent and Merger Sub agree with the Company, on behalf of themselves and their Subsidiaries and Affiliates, that, between the date hereof and the earlier of the Effective Time and the Termination Date, Parent and Merger Sub shall not, and shall not permit any of their Subsidiaries or Affiliates to, take or agree to take any action (including entering into agreements with respect to, or consummating, any acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to (i) result in, individually or in the aggregate, a Parent Material Adverse Effect, (ii) hinder or delay, in the case of entering into agreements with respect to, or consummating, any acquisitions, mergers, consolidations or business combinations, or otherwise hinder or delay in any material respect, the obtaining of, or result in not obtaining, any consent, clearance, approval, authorization or permit from a Governmental Entity necessary to be obtained prior to Closing, or (iii) hinder or delay the expiration or termination of any required waiting period under the HSR Act or any other applicable Antitrust Law.

Section 6.2 Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, subject to and consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.3 Access.

(a) Subject to compliance with applicable Laws, the Company shall afford to Parent and its directors, officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Parent Representatives”) reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to the Company’s and its Subsidiaries’ officers, key employees, properties, Contracts, commitments, books and records, other than any such matters that relate to the negotiation and execution of this Agreement. The foregoing notwithstanding, the Company shall not be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, would, in the reasonable judgment of the Company, result in a loss of privilege or trade secret protection to the Company or any of its Subsidiaries, would, in the reasonable judgment of the Company result in the disclosure of competitively sensitive information, or would constitute a violation of any applicable Laws.

(b) Parent hereby agrees that all information provided to it or any Parent Representatives in connection with this Agreement and the consummation of the Transactions shall be deemed to be Confidential Information, as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated as of December 30, 2021, between the Company and Guarantor (the “Confidentiality Agreement”).

Section 6.4 Go-Shop; No Solicitation.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period commencing on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on the date that is (I) thirty (30) calendar days following the date of this Agreement (the “No-Shop Period Start Date”) for any Person or “group” who is not an Excluded Party, or (II) in respect of any Excluded Party, ten (10) days after the No-Shop Period Start Date (the “Cut Off Date”), as applicable, the Company, its Subsidiaries and their respective directors, officers, employees and other Representatives shall have the right to, directly or indirectly, (i) solicit, initiate, propose, facilitate, induce or encourage any Alternative Proposals, or the making, submission or announcement of one or more Alternative Proposals from any Person or its Representatives, or encourage, facilitate or assist, any proposal, inquiry or offer that could lead to, result in or constitute an Alternative Proposal, including by furnishing to any Person or its Representatives any non-public information relating to the Company or any of its Subsidiaries or by affording to any Person or its Representatives access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company or any of its Subsidiaries, in each case pursuant to one or more Acceptable Confidentiality Agreements; (ii) continue, enter into, participate in or otherwise participate or engage in any discussions or negotiations with any Person or its Representatives with respect to one or more Alternative Proposals or any other proposals that could reasonably be expected to lead to, result in or constitute an Alternative Proposal or other effort or attempt to make an Alternative Proposal or other proposal that could reasonably be expected to lead to, result in or constitute an Alternative Proposal; and (iii) otherwise cooperate with, assist, participate in or take any action to facilitate any Alternative Proposal or any other proposals that could lead to, result in or constitute any Alternative Proposal. The Company will substantially concurrently make available to Parent or its Representatives any non-public information concerning the Company and its Subsidiaries that is provided by the Company to any Person or its Representatives pursuant to this Section 6.4(a) that was not previously made available to Parent and shall not provide to any such Person any non-public information of or relating to Parent, Merger Sub or any of their respective Affiliates or Representatives. Notwithstanding anything contained in this Agreement to the contrary, the Company Board or any committee thereof may waive any standstill provisions in any agreement with any Person to the extent such standstill provisions would prohibit such Person from making an Alternative Proposal privately to the Company Board.

(b) Except as permitted by this Section 6.4, (x) with respect to any Excluded Party, on the Cut Off Date, or (y) with respect to any Person or “group” who is not an Excluded Party, on the No-Shop Period Start Date, the Company and its Subsidiaries shall, and the Company shall instruct and use its commercially reasonable efforts to cause its and its Subsidiaries’ Representatives to, immediately (i) cease any solicitation, knowing encouragement, discussions or negotiations with any Person (other than any Excluded Party) that may be ongoing with respect to any Alternative Proposal and (ii) terminate access to any physical or electronic data rooms relating to a possible Alternative Proposal granted to any such Person (other than any Excluded Party) and request the return or destruction of any copies of, studies based upon and/or any extracts or summaries from, any non-public information of the Company or its Subsidiaries in such Excluded Party’s possession or control, which non-public information was provided by or behalf of the Company in compliance with Section 6.4(a). For the avoidance of doubt, this Section 6.4(b) shall in no way restrict the Company from continuing any solicitation, discussions or negotiations with one or more Excluded Parties on or prior to the Cut Off Date.

(c) Except as otherwise permitted by this Section 6.4, during the period commencing on (x) with respect to any Excluded Party, the Cut Off Date, or (y) with respect to any Person or “group” who is not an Excluded Party, the No-Shop Period Start Date and, in either case, continuing until the Offer Closing (or, if earlier, the termination and abandonment of this Agreement in accordance with Article VIII), the Company and its Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants, advisors, Affiliates and other representatives (collectively, “Representatives”) shall not, and the Company shall instruct and use its commercially reasonable efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiry, proposal or offer with respect to any Alternative Proposal, or (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Persons or group of Persons with respect to an Alternative Proposal or provide any non-public information or data concerning the Company or its Subsidiaries to any Person that has made or is, to the Knowledge of the Company (which shall include the Knowledge of the Company’s directors), considering making, an Alternative Proposal. In addition, except as permitted under this Section 6.4, from the date of this Agreement until the Offer Closing, or, if earlier, the termination and abandonment of this Agreement in accordance with Article VIII, neither the Company Board nor any committee thereof shall (A) grant any waiver, amendment or release under any Takeover Law, (B) grant any waiver, amendment or release under any confidentiality, standstill or similar agreement (or terminate or fail to enforce such agreement) except (I) to the extent necessary to allow such Person to make a non-public proposal to the Company Board or (II) where the Company Board makes a good faith determination, after consultation with outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties, (C) effect a Change of Recommendation or (D)

authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, confidentiality agreement or any other similar agreement relating to or providing for any Alternative Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.4(d)) (an “Alternative Acquisition Agreement”).

(d) Notwithstanding anything to the contrary in this Section 6.4, if the Company receives a written Alternative Proposal from any Person (including any Excluded Party) at any time following the date of this Agreement and prior to the Offer Closing (provided that such Alternative Proposal does not result from any material breach of the restrictions in this Section 6.4), the Company and its Representatives may contact such Person to clarify the terms and conditions thereof and (i) the Company and its Representatives may provide information (including non-public information and data) regarding, and afford access to the business, properties, assets, books, records and personnel of, the Company and its Subsidiaries to such Person if the Company receives from such Person (or has received from such Person) an executed Acceptable Confidentiality Agreement; provided that the Company shall promptly (and in any event within twenty-four (24) hours) make available to Parent any non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access that was not previously made available to Parent, and (ii) the Company and its Representatives may engage in, enter into, continue or otherwise participate in any discussions or negotiations with such Person with respect to such Alternative Proposal, if and only to the extent that, prior to taking any action described in clauses (i) or (ii) above, the Company Board determines in good faith that such Alternative Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal. Notwithstanding anything in this Agreement to the contrary and notwithstanding the occurrence of the No-Shop Period Start Date, from and after the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 6.4(a) with respect to any Excluded Party, and the restrictions in Section 6.4(b) and Section 6.4(c) will not apply with respect thereto, until the Cut Off Date.

(e) The Company shall promptly (and, in any event, within twenty-four (24) hours of the Company’s Knowledge of any such event) notify Parent of its entry into any Acceptable Confidentiality Agreement and shall promptly (and in any event within twenty-four (24) hours of the Company’s Knowledge of any such event) notify Parent of the receipt of any Alternative Proposal or any amendment thereto, or any proposal or offer that could reasonably be expected to result in an Alternative Proposal (such proposal or offer, a “Qualifying Proposal”), indicating the identity of the Person or group making such Alternative Proposal or amendment thereto or Qualifying Proposal and provide (i) a copy of such written Alternative Proposal or amendment thereto and any other written Qualifying Proposal provided to the Company or any of its Subsidiaries and (ii) with respect to any Alternative Proposal or amendment thereto or Qualifying Proposal not made in writing, a written summary of the material terms and conditions of each such Alternative Proposal or such amendment thereto or Qualifying Proposal, and shall thereafter keep Parent informed in reasonable detail, on a prompt basis (and, in any event, within twenty-four (24) hours of the Company’s Knowledge of any such event), of any material developments or modifications to the terms of any such Alternative Proposal or amendment thereto or Qualifying Proposal (including copies of any written proposed agreements) and the status of any material discussions or negotiations relating to such material developments or modifications.

(f) Except as set forth in this Section 6.4(f), during the period commencing on (x) with respect to any Change of Recommendation (as defined below) resulting from an Alternative Proposal from an Excluded Party, the Cut Off Date, or (y) with respect to any Change of Recommendation resulting from an Alternative Proposal from a Person or “group” who is not an Excluded Party, the No-Shop Period Start Date and, in either case, continuing until Offer Closing (or, if earlier, the termination and abandonment of this Agreement in accordance with Article VIII), neither the Company Board nor any committee thereof shall (i) (A) change, withhold, withdraw, qualify or modify, in a manner adverse to Parent (or publicly propose or resolve to change, withhold, withdraw, qualify or modify), the Recommendation, (B) approve, adopt, endorse or recommend, or publicly propose to approve, adopt, endorse or recommend to the stockholders of the Company, an Alternative Proposal or (C) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes an Alternative Proposal is commenced, fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by the Company stockholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, and provided that a customary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act shall not be prohibited), within ten (10) Business Days after commencement of such tender offer or exchange offer (any of the foregoing, a “Change of Recommendation”) or (ii) authorize, adopt or approve or publicly propose to authorize, adopt or approve, an Alternative Proposal, or cause or permit the Company or any of its Subsidiaries to enter into any Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, prior to the Offer Closing, the Company Board may (I) effect a Change of Recommendation if the Company Board determines in good faith (after consultation with its outside counsel and financial advisor) that, as a result of a development, occurrence, event, state of facts or change (other than an Alternative Proposal) with respect to the Company that materially affects the business, assets, financial condition or operations of the Company, that has arisen on or following the execution and delivery of this Agreement, and was not known or reasonably foreseeable, or the magnitude or consequences of which were not known or reasonably foreseeable, to the Company Board as of or prior to the execution and delivery of this Agreement (an “Intervening Event”), failure to take such action would be inconsistent with the directors’ duties under applicable Law (taking into account any adjustments to the terms and conditions of the Transactions proposed by Parent in response to such Intervening Event), and (II) if the Company receives an Alternative Proposal (provided that such Alternative Proposal does not arise from any material breach of the restrictions in this Section 6.4) that the Company Board determines in good faith (after consultation with outside counsel and its financial advisors) constitutes a Superior Proposal (taking into account any adjustments to the terms and conditions of the Transactions proposed by Parent in response to such Alternative Proposal), and the Company Board determines in good faith that failure to take such action would be inconsistent with the directors’ duties under applicable Law, effect a Change of Recommendation authorize, adopt, or approve such Superior Proposal, grant a waiver, amendment or release under any Takeover Law with respect to such Superior Proposal and/or cause or permit the Company to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with Section 8.1(c)(ii); provided, however, that the Company Board may take the actions described in clauses (I) or (II) if and only if:

(1) the Company shall have provided (I) prior written notice to Parent of the Company Board’s intention to take such actions at least four (4) Business Days in advance of taking such action, which notice shall specify, as applicable, a reasonably detailed description of such Intervening Event or the material terms of the Alternative Proposal received by the Company that constitutes a Superior Proposal, including the identity of the party making the Alternative Proposal, (II) if applicable, a copy of such written Alternative Proposal or amendment thereto and any other written terms or proposals provided to the Company or any of its Subsidiaries in connection with such Alternative Proposal and (III) with respect to any Alternative Proposal or amendment thereto not made in writing, a written summary of the material terms and conditions of each such Alternative Proposal or such amendment thereto;

(2) after providing such notice and prior to taking such actions, the Company shall have negotiated, and shall have caused its Representatives to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) during such four (4) Business Day period to make such adjustments in the terms and conditions of this Agreement as would permit the Company Board not to take such actions; and

(3) the Company Board shall have considered in good faith any changes to this Agreement that may be offered in writing by Parent by 11:59 p.m. Eastern Time on the fourth (4th) Business Day of such four (4) Business Day period and shall have determined in good faith (A) with respect to the actions described in clause (I) above, after consultation with outside counsel, that it would continue to be inconsistent with the directors’ duties under applicable Law not to effect the Change of Recommendation, and (B) with respect to the actions described in clause (II) above, after consultation with outside counsel and its financial advisor, that the Alternative Proposal received by the Company would continue to constitute a Superior Proposal and that failure to take such action would be inconsistent with the directors’ duties under applicable Law, in each case, if such changes offered in writing by Parent were given effect.

Each time material modifications to the terms of an Alternative Proposal determined to be a Superior Proposal are made (it being understood that any change to the financial terms of such proposal shall be deemed a material modification), the Company shall notify Parent of such modification and comply again with the requirements of clauses (1) through (3) above. With respect to any material change to the facts and circumstances relating to an Intervening Event, the Company shall notify Parent of such material change and comply again with the requirements of clauses (1) through (3) above.

(g) Nothing contained in this Section 6.4 shall be deemed to prohibit the Company, the Company Board or any committee of the Company Board from (i) complying with its disclosure obligations under U.S. federal securities Law with regard to an Alternative Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer); (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company); or (iii) making any disclosure if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to make such disclosure would be inconsistent with the directors’ duties under applicable Law.

(h) Until the earlier of the Offer Closing and the termination of this Agreement in accordance with Article VIII, the approval of the Company Board for purposes of causing any Takeover Law to be inapplicable to the Transactions shall not be amended and no Change of Recommendation or other action shall change such approval.

Section 6.5 Employee Matters.

(a) From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, honor all Company Benefit Plans (other than equity based Company Benefit Plans) in accordance with their terms as in effect immediately prior to the Effective Time. Parent shall provide, or shall cause to be provided, to each employee of the Company or its Subsidiaries as of immediately prior to the Effective Time (the “Company Employees”), (i) for a period of one (1) year following the Effective Time, base compensation and monthly, quarterly and/or annual cash-based commission and target bonus opportunities that, in each case, are not less than the base compensation and monthly, quarterly and/or annual cash-based commission and target bonus opportunities that were provided to the applicable Company Employee immediately before the Effective Time (provided, that Parent may change the plans metrics, goals, or other design features of such commission/bonus opportunities so long as the target values remain no less favorable), and (ii) until December 31, 2022, other compensation and employee benefits that are substantially comparable in the aggregate to the other compensation and employee benefits that were provided to the applicable Company Employee immediately before the Effective Time. Notwithstanding any other provision of this Agreement to the contrary, Parent shall, or shall cause the Surviving Corporation to, provide to each Company Employee whose employment terminates during the one (1) year period following the Effective Time, the severance benefits described in Section 6.5(a) of the Company Disclosure Letter (or, if greater, the severance benefits provided for in any employment agreement or severance letter between the Company and such employee as in effect immediately prior to the Effective Time).

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), if any, each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee and his or her eligible dependents and domestic partners shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) If the Effective Time occurs prior to the last day of the Company’s 2022 fiscal year, the Company shall have the right to pay pro-rated annual bonus awards under the Company’s Annual Incentive Plan in respect of the Company’s 2022 fiscal year, with such payments to be based on the lesser of (i) actual performance, as determined by the Company’s Compensation Committee, or (ii) 100% of each participant’s target bonus amount for fiscal year 2022; provided, that if a participant of such plan is party to an employment agreement that provides for pro-ration based on actual performance, then payment shall be based on actual performance for such participant. For purposes of this Section 6.5(c), “actual performance” will be determined by measuring actual performance through the final day of the last complete calendar month prior to the Effective Time (and assuming target performance for the partial calendar month in which the Effective Time occurs). Pro-rated annual bonuses payable under this Section 6.5(c) shall be paid to the holders thereof by the Company or the Surviving Corporation within fourteen (14) calendar days following the Effective Time.

(d) Each Long-Term Cash Award that is outstanding as of immediately prior to the Effective Time will remain outstanding and will continue in full force and effect in accordance with the terms thereof following the Effective Time. Parent shall, or shall cause the Company or the Surviving Company to, pay the second tranche of such Long-Term Cash Awards on June 15, 2022 and pay the third tranche of such Long-Term Case Awards on June 15, 2023, subject in each case to earlier payment in accordance with the terms of any such award.

(e) Prior to the Effective Time, the Company’s Board shall be permitted to pass a resolution in order to convert the right to receive Common Stock in respect of a Deferred RSU into the right to receive an amount in cash equal to the Merger Consideration, as contemplated by Section 6.1 of the Company’s Amended and Restated Deferred Compensation & Supplemental Savings Plan.

(f) Nothing in this Section 6.5 or any other provision of this Agreement shall (i) confer upon any Company Employee or any other Person any right to continue in the employ or service of Parent, the Company, the Surviving Corporation or any of their respective Affiliates, or shall interfere with or restrict in any way the rights of Parent, the Company, the Surviving Corporation or any of their respective Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee or any other Person at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Company, the Surviving Corporation or any of their respective Affiliates and the applicable Person, (ii) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement or (iii) limit the ability of Parent, the Company, the Surviving Corporation or any of their respective Affiliates (including, following the Effective Time, the Surviving Corporation and its Subsidiaries)

to amend, modify or terminate in accordance with its terms any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time adopted, assumed, established, sponsored or maintained by any of them. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.5 shall create any third-party rights in any Person, including any current or former director, officer, employee or other service provider of the Company or its Affiliates or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any beneficiaries or dependents thereof).

Section 6.6 Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Specified Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions; provided, however, that in no event shall Parent, the Company, or any of their respective Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the Transactions under any Contract or agreement.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company, Parent and Merger Sub shall (i) promptly, but in no event later than five (5) Business Days after the date hereof, file any and all required Notification and Report Forms under the HSR Act, and file as promptly as practicable any other filings and/or notifications that are required to be filed under any other applicable Antitrust Laws as set forth in Section 6.6(b) of the Company Disclosure Letter to consummate the Transactions, and use their reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act or obtain any other regulatory approvals under the Antitrust Laws as set forth in Section 6.6(b) of the Company Disclosure Letter (the “Required Regulatory Approvals”), (ii) use their reasonable best efforts to cooperate with each other in making all filings and timely obtaining Required Regulatory Approvals, (iii) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Entity and (iv) take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions, including taking all such further action as may be necessary to resolve such objections, if any, as any Governmental Entity may assert under any Law (other than with respect to any Action by any stockholder related to this Agreement or the Transactions) with respect to the Transactions, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Transactions so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets, product lines or businesses of Parent or its Subsidiaries or Affiliates or of the Company or its Subsidiaries and (y) otherwise taking or committing to take any actions that after the Closing Date would limit the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) or Affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) or Affiliates’ businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any suit or proceeding which would otherwise have the effect of preventing or delaying the Closing; provided, that neither the Company nor any of its Subsidiaries shall become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or Order of a Governmental Entity to sell, hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets, product lines or business of the Company or any of its Subsidiaries, unless such requirement, condition, understanding, agreement or Order is binding on the Company only in the event that the Closing occurs. Except as otherwise permitted under this Agreement (including, for the avoidance of doubt, Section 6.1(b) of the Company Disclosure Letter), the Company, Parent and Merger Sub shall not (and shall cause their Subsidiaries and Affiliates not to) take or agree to take any action that would be reasonably likely to prevent or materially delay the Closing. The Company and Parent shall not (and shall cause their Subsidiaries and Affiliates not to) agree to stay, toll or extend any applicable waiting period under any Antitrust Law or enter into any agreement with any Governmental Entity to delay, or otherwise not to consummate as soon as practicable, the transactions contemplated by this Agreement, or withdraw or refile any filing under the HSR Act or any other Antitrust Law, without the prior written consent of the other party.

(c) The Company, Parent and Merger Sub shall cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions, and any other material actions pursuant to this Section 6.6, and, subject to applicable legal limitations and the instructions of any Governmental Entity, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall keep each other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other material communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Entity with respect to such transactions. Subject to applicable Law relating to the exchange of information, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, or proposals from third parties with respect thereto, and (y) as necessary or appropriate to address reasonable privilege concerns or reasonable confidentiality concerns relating to proprietary or commercially sensitive information regarding Parent and its operations, provided that Parent shall contemporaneously provide unredacted copies of such materials to Company’s counsel. Each of the Company, Parent and Merger Sub agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the Transactions unless it consults with the other party in advance and, to the extent not prohibited or required otherwise by such Governmental Entity, gives the other party the opportunity to attend and participate.

(d) Notwithstanding anything to the contrary in this Agreement (i) in no case shall the Company, Parent or Merger Sub be obligated to (and the Company shall not, without the written consent of Parent, and in no event shall Parent or Merger Sub be deemed to have breached any representation, warranty, covenant or agreement for refusing to) become subject to, consent to or agree to, or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change its respective assets or business (including those of its respective Affiliates) in any manner that, either individually or in the aggregate, (A) materially adversely affects the financial condition, business, or the operations of (x) the Company and its Subsidiaries, on a consolidated basis, or (y) Parent and its Affiliates or (B) prohibits or materially limits the ownership, control or operation by (x) the Company and its Subsidiaries or (y) Parent and its Affiliates, of any material portion of its or their respective businesses or assets, or compels the Company or Parent or any of its Affiliates to dispose of or hold separate any of its material businesses or assets or any portion thereof; provided, that if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement, or Order so long as such requirement, condition, limitation, understanding, agreement, or Order is only binding on the Company in the event the Closing occurs.

Section 6.7 Takeover Statute. If any Takeover Law shall become applicable to the Transactions, each of the Company, Parent and Merger Sub and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Takeover Law on the Transactions.

Section 6.8 Public Announcements. The initial press release regarding this Agreement and the Transactions shall be a joint press release. Thereafter, neither the Company nor Parent, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transactions without first providing the other party the opportunity to review and comment upon such release or announcement, unless such party determines in good faith that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transactions, in which event such party shall use its reasonable best efforts to provide an opportunity for the other party to review and comment upon such press release or other public announcement prior to making any such press release or other announcement; provided that (i) the Company shall not be required to provide any such review or comment opportunity to Parent in connection with the receipt and existence of an Alternative Proposal and matters related thereto or to a Change of Recommendation and (ii) each of Parent and the Company and their respective Affiliates may, without being required to provide the other party with any such review or comment opportunity, make statements that are substantially similar to previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.8.

Section 6.9 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of the Company or its Subsidiaries as provided in their respective charters or bylaws or other organizational documents and/or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ charters and bylaws or similar organizational documents as in effect immediately prior to the Effective Time and/or in any agreements of the Company or its Subsidiaries with any of their respective directors or officers as in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that, notwithstanding the foregoing temporal limitation, all rights to indemnification and advancement in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guarantee and stand as surety for, and shall cause the Surviving Corporation and its other Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.9.

(b) Each of Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director or officer of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law following receipt if requested in writing by Parent of an undertaking by or on behalf of such Person to repay such amounts if it is ultimately determined that such Person was not entitled to indemnification under this Section 6.9), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time in connection with such Indemnified Party’s service as a director or officer of the Company or any of its Subsidiaries (including acts or omissions in connection with such Indemnified Party’s service as an officer, director, member, trustee or other fiduciary in any other entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries). In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the current policies and any policies in place immediately prior to the Effective Time of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. The Company may (or, if requested by Parent, shall) purchase, prior to the Effective Time, a six (6) year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies and any policies in place immediately prior to the Effective Time of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the Transactions. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder.

(d) Parent shall pay, or cause to be paid, all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.9.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the charters or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other arrangement, the NYBCL or other applicable Law or otherwise. The provisions of this Section 6.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ or officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or any of their officers or directors.

(g) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9.

Section 6.10 Rule 16b-3. Prior to the Effective Time, the Company and Parent shall take all such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.11 Rule 14d-10 Matters. Prior to the Acceptance Time, the Company (acting through the Compensation Committee of the Company Board) will take all such actions as may be required to cause any agreements, arrangements or understandings that have been or will be entered into by Parent, the Company or any of their respective Affiliates with current or future directors, officers or employees of the Company and its Affiliates pursuant to which payments are made or to be made or benefits are granted or to be granted according to such arrangements (including any amendment or modification thereof) to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

Section 6.12 De-Listing. Prior to Closing, the Company will use its reasonable best efforts to cooperate with Parent to cause the shares of Common Stock to be de-listed from the NYSE American and deregistered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.13 Financing.

(a) Prior to the Offer Closing, subject to the limitations set forth below, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to cause its and their respective Representatives to provide Parent and Merger Sub such cooperation as is reasonably requested by Parent or Merger Sub in connection with the Debt Financing (provided that such requested cooperation is consistent with applicable Law and does not materially interfere with the operations of the Company and its Subsidiaries), including (i) participation in meetings, presentations, due diligence sessions and sessions with rating agencies as reasonably requested by Parent or Merger Sub and otherwise reasonably cooperating with the marketing efforts of Parent or Merger Sub for the Debt Financing, (ii) providing all reasonably requested assistance with the preparation of customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing; provided that any such memoranda or prospectuses may, at the election of Parent or Merger Sub, contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor, (iii) furnishing Parent and Merger Sub with financial and other information regarding the Company and its Subsidiaries, as may be reasonably requested by Parent or Merger Sub to consummate the Debt Financing and customary to include in any marketing materials for the type of debt finacning contemplated by the Debt Commitment Letter; provided that the Company shall not be required to provide, and Parent and Merger Sub shall be responsible for, any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; (iv) using reasonable best efforts to obtain customary accountants’ comfort letters (including providing any necessary management representation letters), appraisals, surveys, title insurance, landlord waivers and estoppels, non-disturbance agreements and other documentation and items relating to the Debt Financing as reasonably requested by Parent or Merger Sub and, if requested by Parent or Merger Sub, to cooperate with and assist Parent and Merger Sub in obtaining such documentation and items; (v) reasonable participation by appropriate senior management of the Company in the negotiation and preparation of the documentation relating to the Debt Financing, provided that any such documents executed and delivered by the Company or any of its Subsidiaries shall be subject (or not delivered prior) to the occurrence of the Offer Closing; (vi) using reasonable best efforts to take such actions that are reasonably necessary to permit the prospective lenders involved in the Debt Financing to perform customary due diligence of the Company and its Subsidiaries; and (vii) provide customary payoff letters and Lien releases (subject, in each case, to receipt of funds from Parent sufficient to make such repayments).

(b) Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall be required, under the provisions of this Section 6.13 or otherwise in connection with the Debt Financing, (i) to provide any cooperation to the extent that it would materially interfere with the business or operations of the Company or any of its Subsidiaries; (ii) to take any action that will conflict with or violate their organizational documents or any applicable Law or result in the material contravention of, or that would reasonably be expected to result in a material violation or material breach of, or material default under, any Company Material Contract; (iii) to enter into any instrument or Contract, or agree to any change or modification to any instrument or Contract or take any action with respect to its existing indebtedness, prior to the occurrence of the Offer Closing that would be effective if the Offer Closing does not occur; (iv) to cause any of their respective boards of directors (or equivalent bodies) to adopt any resolution, grant any approval or authorization or otherwise take any corporate or similar action in each case for the purpose of approving the Debt Financing; (v) to pay any commitment or other similar fee or reimburse any expense in respect of the Debt Financing prior to the Effective Time that is not advanced or substantially simultaneously reimbursed by Parent or Merger Sub or incur any liability or give any indemnities or otherwise commit to take any action that is not contingent upon the Offer Closing; (vi) to enter into or approve any financing or purchase agreement with respect to any matter relating to the Debt Financing; (vii) to cause any of their officers or other authorized signatories to execute, enter into, deliver or perform any documents or agreements in connection with the Debt Financing whose effectiveness is not contingent upon the Offer Closing or that would be or become effective prior to the Offer Closing; or (viii) to cause any of their officers, directors or Representatives to incur any personal liability with respect to any matters relating to the Debt Financing. No action, liability or obligation of the Company or any of its Subsidiaries or any of their respective Representatives under any documents or agreements related to the Debt Financing shall be effective until the Offer Closing.

(c) Parent and Merger Sub shall indemnify, defend, and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with (i) the Debt Financing, (ii) any action taken by them at the request of Parent or Merger Sub pursuant to this Section 6.13 or in connection with the arrangement of the Debt Financing or (iii) any information utilized in connection therewith (other than any losses suffered or incurred (x) as a result of fraud, intentional misrepresentation, willful misconduct or bad faith of the Company, its Subsidiaries or their respective Representatives or (y) as a direct result of the breach of any of the material obligations of the Company, its Subsidiaries or their respective Representatives under this Agreement). Parent or Merger Sub shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries or their respective Affiliates in connection with the cooperation of the Company and the Subsidiaries contemplated by this Section 6.13. Nothing contained in this Section 6.13 or otherwise shall require the Company to be an issuer or guarantor with respect to the Debt Financing prior to the Offer Closing. All non-public or other confidential information regarding the Company and its Subsidiaries provided to Parent, Merger Sub or their respective Representatives pursuant to this shall be kept confidential by them in accordance with the Confidentiality Agreement, except for disclosure to potential lenders and investors and their respective officers, employees, representatives and advisors as required in connection with the Debt Financing subject to customary confidentiality protections.

(d) Each of Parent and Merger Sub shall, and shall cause Guarantor to, use its reasonable best efforts to complete, and shall cause its Subsidiaries to use best efforts to, obtain and consummate the Debt Financing on the terms and conditions described in or contemplated by the Debt Commitment Letter on or before the Offer Closing, including using reasonable best efforts to (i) comply with the terms and conditions of, and maintain in effect, the Debt Commitment Letter; (ii) negotiate and enter into definitive agreements prior to the Offer Closing with respect to the Debt Financing on the terms and conditions contained in the Debt Commitment Letter; (iii) satisfy on a timely basis all conditions applicable to such Debt Financing in such definitive agreements; and (iv) if all conditions to the Debt Financing are, or upon funding of the Debt Financing will be, satisfied, cause the other parties to the Debt Commitment Letter and such definitive agreements to comply with their obligations under the Debt Commitment Letter and such definitive agreements and to fund at or prior to the Offer Closing, the Debt Financing required to consummate the Offer at the Acceptance Time, the Merger at the Closing and the other Transactions. Notwithstanding anything to the contrary contained herein, it is understood and agreed that the reasonable best efforts of Parent and Merger Sub contemplated by this Section 6.13(d) shall not be deemed or construed to require Parent or Merger Sub to instigate or pursue litigation against any of the Debt Financing Sources.

(e) Without the prior written consent of the Company, which consent shall not be unreasonably delayed, conditioned or withheld, Parent and Merger Sub shall not, and shall cause Guarantor not to (and shall not suffer Guarantor to), permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or replace, the Debt Commitment Letter if such amendment, modification, waiver or replacement would reasonably be expected to (i) delay or prevent the Offer Closing or the Closing, (ii) modify the conditions contained in the Debt Commitment Letter (the “Debt Financing Conditions”) or create any new condition to the Debt Financing, (other than the Debt Financing Conditions as in effect on the date hereof), (iii) reduce the net cash proceeds of the Debt Financing, including any reduction in the aggregate principal amount of the Debt Financing; provided, that no such prior written consent shall be required in connection with a reduction in the aggregate principal amount of the Debt Financing if the aggregate principal amount of the Debt Financing after such reduction is equal to or exceeds the sum of (A) the aggregate Offer Price and Merger Consideration payable pursuant to the terms of this Agreement and (B) the aggregate of all amounts payable under Section 3.3, (iv) change the date for termination and/or expiration of the Debt Commitment Letter to an earlier date, (v) waive the prohibitions with respect to assignment by the Debt Financing Sources of Commitments or Loans (in each case, as defined in the Debt Commitment Letter), (vi) permit Guarantor to increase the Aggregate Revolving Commitments (as defined in the Debt Commitment Letter) or borrow any Incremental Term Loan (as defined in the Debt Commitment Letter) or (vii) adversely impact the ability of Parent or Merger Sub to enforce their rights against other parties to the Debt Commitment Letter prior to the Closing. Without the prior written consent of the Company, Parent and Merger Sub shall not permit any assignment of rights or obligations under the Debt

Commitment Letter, provided that the Debt Financing Sources may syndicate the Debt Financing so long as the Debt Financing Sources retain and remain obligated to fund their commitments under the Debt Financing until the Debt Financing is fully funded by the designated assignees and the syndicated sources of funding for the Debt Financing. Parent or Merger Sub shall promptly provide the Company written notice of any amendment or modification relating to the Debt Commitment Letter that does not require consent pursuant to this Section 6.13(e).

(f) In the event that all or any portion of the Debt Financing becomes unavailable and such portion is reasonably required to consummate the Offer, the Merger and the other Transactions, each of Parent and Merger Sub shall, and shall cause Guarantor to, use reasonable best efforts to arrange and timely obtain substitute financing (on terms and conditions that are not materially less favorable to Guarantor, taken as a whole, than the terms and conditions set forth in the Debt Commitment Letter relating to the Debt Financing to be replaced) from the same or alternative sources in an amount sufficient to consummate Offer, the Merger and the other Transactions (the “Alternative Financing”) (and shall promptly upon the execution and delivery thereof, provide to the Company true and complete copies of the material, definitive documents related to the Alternative Financing). All references to the term “Debt Financing” shall be deemed to include such Alternative Financing and all references to the “Debt Commitment Letter” shall include any commitment letter or similar document for the Alternative Financing.

(g) Parent or Merger Sub shall give the Company prompt written notice: (i) of any material breach or default under the Debt Commitment Letter by any party thereto, (ii) of the receipt of any written notice from any party to the Debt Commitment Letter with respect to any actual or threatened material breach, default, withdrawal, termination or repudiation of any provisions of any Debt Commitment Letter by such party, and (iii) if for any reason Parent or Merger Sub believes in good faith that Guarantor will not be able to timely obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter. Promptly following any reasonable written request by the Company therefor, Parent or Merger Sub shall provide the Company any information reasonably requested by the Company in writing relating to any circumstance referred to in the immediately preceding sentence. Parent and Merger Sub shall keep the Company reasonably informed on a reasonably current basis in reasonable detail of the status of their and their Affiliates’ efforts to arrange the Debt Financing (or substitute financing obtained in accordance with Section 6.13(d)), including all material activity and timing considerations; provided that none of Parent, Merger Sub and any of their respective Affiliates shall be under any obligation to disclose any information pursuant to this sentence to the extent that (x) such information is subject to attorney-client or similar privilege (but only if such privilege is asserted in good faith) or (y) the disclosure of which would be prohibited or restricted by applicable Law.

Section 6.14 Transaction Litigation. In the event that any stockholder litigation (including, without limitation, any stockholder demand for corporate books and records pursuant to Section 624 of the NYBCL) arising from or related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought or threatened in writing against the Company or any members of the Company Board after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), the Company shall promptly notify Parent in writing of any such Transaction Litigation and shall keep Parent promptly and reasonably informed with respect to the status thereof. The Company shall give Parent the opportunity to participate in the defense of any Transaction Litigation and keep Parent reasonably apprised of, and consult with Parent and Parent’s outside counsel (and consider in good faith Parent’s advice), with respect to, all filings or responses to be made by the Company in connection with any Transaction Litigation, proposed strategy, any material decisions related thereto. The Company shall not settle or otherwise resolve, or agree to settle or otherwise resolve, any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 6.15 Company Bylaws. Within four (4) Business Days after the date of this Agreement, the Company shall amend its bylaws to provide that, unless the Company consents in writing to the selection of an alternative forum, the state and federal courts located in the state of New York shall be the sole and exclusive forum, to the fullest extent permitted by Law, for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a breach of a fiduciary duty owed by, or other wrongdoing by, any of director, officer, employee or agent to the Company or the Company’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the NYBCL, the Company’s certificate of incorporation, or the Company’s bylaws, (d) any action to interpret, apply, enforce or determine the validity of the Company’s certificate of incorporation, or the Company’s bylaws, or (e) any action asserting a claim governed by the internal affairs doctrine.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver in writing by Parent and the Company) at or prior to and as of the Effective Time of the following conditions:

(a) Merger Sub shall have accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer;

(b) no Order by any Governmental Entity of competent jurisdiction which makes illegal or prohibits the consummation of the Merger shall have been entered and shall continue to be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity of competent jurisdiction that, in any case, prohibits or makes illegal the consummation of the Merger; and

(c) if required by applicable Law, the Requisite Company Vote shall have been obtained.

ARTICLE VIII

TERMINATION

Section 8.1 Termination and Abandonment. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time prior to the Offer Closing:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if (A) the Offer shall not have been consummated in accordance with its terms and this Agreement on or before September 12, 2022 (the “End Date”) or (B) the Offer is terminated or withdrawn pursuant to its terms and this Agreement without any Shares being purchased thereunder; provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party that has breached in any material respect any representation, warranty, covenant or agreement set forth in this Agreement in any manner that shall have contributed to the failure to consummate the Offer on or before the End Date; or

(ii) if any Governmental Entity of competent jurisdiction shall have issued or entered an Order permanently enjoining or otherwise prohibiting the Offer Closing or the Merger and such injunction shall have become final and non-appealable;

(c) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of the consummation of the Transactions and (B) cannot be cured within thirty (30) days following the Company’s delivery of written notice to Parent of such breach (which notice shall specify in reasonable detail the nature of such breach or failure); provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement;

(ii) if (A) the Company Board shall have authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 6.4, (B) within two (2) Business Days of such termination, the Company shall have paid the Termination Fee to Parent pursuant to Section 8.3(a) and (C) concurrently with the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement with respect to the Superior Proposal referred to in clause (A); or

(iii) if Merger Sub shall have failed to commence the Offer in accordance with Section 2.1(a) or consummate the Offer in accordance with Section 2.1(d); provided that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(iii) if such failure to commence or consummate the Offer resulted from the breach of this Agreement by the Company; and

(d) by Parent:

(i) if a Change of Recommendation shall have occurred; or

(ii) if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Exhibit A of this Agreement and (B) cannot be cured within thirty (30) days following Parent’s delivery of written notice to the Company of such breach (which notice shall specify in reasonable detail the nature of such breach or failure); provided that Parent or Merger Sub is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement.

Section 8.2 Manner and Effect of Termination. Any party terminating this Agreement pursuant to Section 8.1 shall give written notice of such termination to the other party in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates. Notwithstanding the foregoing: (a) no such termination shall relieve the Company of its obligation to pay the Termination Fee, if, as and when required pursuant to Section 8.3; (b) subject to the limitations set forth in Section 8.3, no such termination shall relieve any party for liability for such party’s willful and intentional breach of this Agreement or for fraud; and (c) (i) the Confidentiality Agreement, and (ii) the provisions of Section 6.3(b), this Section 8.2, Section 8.3 and Article IX, will survive the termination of this Agreement.

Section 8.3 Termination Fee.

(a) In the event that this Agreement is terminated:

(i) by the Company pursuant to Section 8.1(c)(ii);

(ii) by Parent pursuant to Section 8.1(d)(i);

(iii) by Parent pursuant to Section 8.1(d)(ii) as a result of a Willful Breach by the Company that occurs following the announcement referenced in clause (B) below, and (A) if all conditions in Exhibit A that are capable of being satisfied prior to the Offer Expiration Time have been satisfied or waived in accordance with the terms of this Agreement other than the Minimum Tender Condition or any of the conditions set forth in clause (iii)(d) or (iii)(e) of Exhibit A, (B) at any time after the date of this Agreement, and prior to such termination (unless publicly withdrawn prior to such termination), any Person shall have publicly announced and not publicly withdrawn a bona fide Alternative Proposal and (C) within twelve (12) months of such termination, the Company or any of its Subsidiaries shall have entered into a definitive agreement with respect to such Alternative Proposal (and thereafter consummated the same), or an Alternative Proposal shall have been consummated involving the Company or any of its Subsidiaries; provided that, for purposes of this clause (B), the references to “20%” in the definition of “Alternative Proposal” shall be deemed to be references to “more than 50%”; or

(iv) (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i)(A) (End Date) (unless any breach by Parent in any material respect of any representation, warranty, covenant or agreement set forth in this Agreement in any manner contributed to the failure to consummate the Offer on or before the End Date), (B) an Alternative Proposal shall have been received by the Company or its Representatives or any Person shall have publicly proposed or made (or publicly announced an intention, whether or not conditional, to make) an Alternative Proposal, (C) all Required Regulatory Approvals shall have been obtained and (D) within twelve (12) months following such termination, the Company enters into a definitive written agreement providing for the implementation of such Alternative Proposal (and thereafter consummates the same) (provided, that for purposes of this Section 8.3(a)(iv), the term “Alternative Proposal” will have the meaning assigned to such term herein, except that each of the 20% thresholds included in the definition of “Alternative Proposal” shall be deemed to be references to more than 50%);

then, the Company shall pay Parent (or one or more of its designees) the applicable Termination Fee, by wire transfer of immediately available funds to the account or accounts designated by Parent. Any payment required to be made (1) pursuant to clauses (i) or (ii) of this Section 8.3(a) shall be made within two (2) Business Days of such termination and (2) pursuant to clause (iii) or (iv) of this Section 8.3(a) shall be made upon consummation of an Alternative Proposal; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. Notwithstanding anything to the contrary contained herein, following receipt by Parent (or one or more of its designees) of the applicable Termination Fee in accordance with this Section 8.3(a), the Company shall have no further liability with respect to this Agreement or the Transactions to Parent or its Subsidiaries or Affiliates or any other Person, such Termination Fee being the sole and exclusive remedy available under such circumstances.

(b) The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the Transactions and that, without these agreements, Parent and Merger Sub would not enter into this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided that this Section 9.1 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms contemplates performance in whole or in part after the Effective Time.

Section 9.2 Expenses; Transfer Taxes. Except as set forth in Section 8.3, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring or required to incur such expenses; except that all fees and other charges paid in respect of any HSR Act or other regulatory filing shall be borne by Parent. Each of Parent, the Company and Merger Sub shall pay any sales, use, ad valorem, property, transfer (including real property transfer) and similar Taxes imposed on such Person as a result of or in connection with the Transactions.

Section 9.3 Counterparts; Effectiveness. This Agreement may be executed and delivered in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Signatures transmitted by facsimile or other electronic transmission shall be accepted as originals for all purposes of this Agreement.

Section 9.4 Governing Law; Jurisdiction. This Agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) or that relate to the Debt Commitment Letter or the performance of the Debt Financing contemplated thereby shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or the Debt Commitment Letter, including the Debt Financing contemplated thereby, and the rights and obligations arising hereunder and thereunder, or for recognition and enforcement of any judgment in respect of this Agreement or the Debt Commitment Letter and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in any New York federal court sitting in the Borough of Manhattan of the City of New York; provided that if such federal court does not have or declines to accept jurisdiction over a particular matter, such matter shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of the City of New York. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action or proceeding relating to this Agreement, the Debt Commitment Letter, any of the Transactions or the Debt Financing in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement or the Debt Commitment Letter, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 9.4, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or the Debt Commitment Letter, or the subject matter hereof and thereof, may not be enforced in or by such courts. Each of the parties hereto agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 9.7.

Section 9.5 Specific Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach. Each party acknowledges and agrees that (A) each party is entitled to specifically enforce the terms and provisions of this Agreement notwithstanding the availability of any monetary remedy, (B) the availability of any monetary remedy (1) is not intended to and does not adequately compensate for the harm that would result from a breach of this Agreement and (2) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement, and (C) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement.

(b) Each party further agrees that (i) no such party will oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.5, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT COMMITMENT LETTER, THE TRANSACTIONS OR THE DEBT FINANCING. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9.6.

Section 9.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by electronic mail transmission (provided that any notice received by electronic mail transmission on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

Vega Consulting, Inc.

c/o American CyberSystems, Inc.

2400 Meadowbrook Parkway

Duluth, Georgia 30096

Attention: Sanjeev Sardana

Email: ssardana@acsicorp.com

with a copy (which shall not constitute notice) to:

Kilpatrick Townsend & Stockton LLP

1100 Peachtree Street NE

Suite 2800

Atlanta, GA 30309-4528

Attention: Michael A. Cochran

                 David A. Stockton

                 Edgar B. Callaway

Email: mcochran@kilpatricktownsend.com

            dstockton@kilpatricktownsend.com

            ecallaway@kilpatricktownsend.com

To the Company:

Volt Information Sciences, Inc.

2401 N. Glassell Street

Orange, California 92865

Attention: Nancy Avedissian, Senior Vice President, Chief Legal Officer & Corporate Secretary

Email: navedissian@volt.com

with a copy (which shall not constitute notice) to:

Milbank LLP

2029 Century Park East, 33rd Floor

Los Angeles, CA 90067

Attention: Adam R. Moses

                 Jason T. Anderson

Email: amoses@milbank.com

           jtanderson@milbank.com

or to such other address as any party shall specify by written notice so given (subject to the proviso of the immediately following sentence), and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted by this Section 9.8 shall be null and void.

Section 9.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 9.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits, annexes and schedules hereto) and the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. Except for the provisions of Article III (which, from and after the Effective Time, shall be for the benefit of holders of the Common Stock, Company Options and Company Restricted Units as of the Effective Time), Section 9.12 (which shall be for the benefit of the Debt Financing Sources), and Section 6.9 (which shall be for the benefit of the Indemnified Parties), and except for the right of the Company to pursue damages on behalf of the holders of the Common Stock, Company Options and Company Restricted Units, as a group, in the event of any breach of this Agreement by Parent or Merger Sub, which right is hereby acknowledged and agreed by the Parent and Merger Sub, this Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.11 Amendments; Waivers. Subject to applicable Law and the limitations set forth in Section 2.1(b) and except as provide in Section 9.12 below, at any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, that if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE American require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.12 Debt Financing Source Arrangements. Notwithstanding anything to the contrary contained in this Agreement, (A) the Company and its Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing, whether at law or in equity, in contract, in tort or otherwise and (B) no Debt Financing Source shall have any liability (whether in contract, in tort or otherwise) to the Company or any of its Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing, whether at law or in equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary contained in this Agreement, the Debt Financing Sources are intended third-party beneficiaries of, and shall be entitled to the protections of this provision and Sections 9.4 (Governing Law; Jurisdiction), 9.6 (Waiver of Jury Trial), 9.10 (Entire Agreement; No Third Party Beneficiaries) and 9.11 (Amendment; Waiver) to the same extent as if the Debt Financing Sources were parties to this Agreement. This Section 9.12, and Sections 9.4, 9.6, 9.10 and 9.11 (and any related definitions) may not be amended, modified or supplemented, or any of its provisions waived, without the written consent of the Debt Financing Sources, which consent may be granted or withheld in the sole discretion of the Debt Financing Sources.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

VEGA CONSULTING, INC.

By:	/s/ Rajiv Sardana
Name: Rajiv Sardana
Title: President and Chief Executive Officer

VEGA MERGERCO, INC.

By:	/s/ Rajiv Sardana
Name: Rajiv Sardana
Title: President and Chief Executive Officer

VOLT INFORMATION SCIENCES, INC.

By:	/s/ Linda Perneau
Name: Linda Perneau
Title: President and Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

EXHIBIT A

Conditions to the Offer

Notwithstanding any other term of the Offer but subject to the terms set forth in the Merger Agreement and applicable Law, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, if:

(i) at the Offer Expiration Time, there shall not have been validly tendered in the Offer and not properly withdrawn that number of Shares that, together with the number of Shares then-owned by Parent, Merger Sub or any of their respective Subsidiaries, equals at least two-thirds (2/3) of the sum of (A) Shares then issued and outstanding and (B) the aggregate number of Shares issuable to the holders of Company Options from which the Company or its Representatives have received notices of exercise prior to the Offer Expiration Time (and as to which Shares have not yet been issued to such exercising holder of Company Options) (the “Minimum Tender Condition”);

(ii) in the event that the exercise of the Top-Up Option is necessary to ensure that Merger Sub and Parent collectively own one more share than 90% of the total Shares on a fully diluted basis (assuming conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) then outstanding, the Shares issuable upon exercise of the Top-Up Option together with the Shares validly tendered in the Offer and not properly withdrawn must be sufficient for Merger Sub and Parent collective to own at least one more share than 90% of the total Shares on a fully diluted basis (assuming conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof);

(iii) at the Offer Expiration Time, any applicable waiting period under the HSR Act applicable to the transactions contemplated by the Merger Agreement shall not have expired or been terminated and all other Required Regulatory Approvals shall have been obtained;

(iv) any of the following conditions shall exist at the time of Offer Expiration Time:

a. any Order issued by a Governmental Entity, or any applicable Law shall be in effect that would (1) make the Offer, the Top-Up Option (if applicable), the issuance of the Top-Up Shares (if applicable), the Merger or the other Transactions illegal or (2) otherwise restrain or prohibit the consummation thereof;

b. (i) the representations and warranties of the Company set forth in Section 4.10(b) (Absence of Certain Changes or Events) are not true and correct in all respects, as of the date of the Merger Agreement and as of the Offer Expiration Time, as though made on and as of such date, (ii) the representations and warranties of the Company set forth in Section 4.2 (Capitalization) are not true and correct in all respects (except for de minimis failures to be true and correct), as of the date of the Merger Agreement and as of the Offer Expiration Time, as though made on and as of such date (except to the extent any such representation or warranty expressly speaks as of a particular date, in which case only as of such particular date), (iii) the representations and warranties of the Company set forth in Section 4.1 (Qualifications, Organization, Subsidiaries, etc.), Section 4.3(a) (Authority), Section 4.18 (Finders or Brokers), Section 4.19 (Opinion of Financial Advisor), and Section 4.20 (Takeover Laws), are not true and correct in all material respects, as of the date of the Merger Agreement and as of the Offer Expiration Time, as though made on and as of such date, and (iv) the other representations and warranties of the Company set forth in Article IV are not true and correct (without giving effect to any “Company Material Adverse Effect,” “materiality,” “in all material respects,” or similar qualifiers), as of the date of the Merger Agreement and as of the Offer Expiration Time, as though made on and as of such date (except to the extent any such representation or warranty expressly speaks as of a particular date, in which case only as of such particular date), except for such failures to be true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

c. since the date of the Agreement there shall have been a Company Material Adverse Effect;

d. the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement prior to such time; or

e. the Company shall have failed to deliver to Parent a certificate signed by a senior executive officer of the Company dated the date on which the Offer expires certifying that the conditions specified in clauses (b), (c) and (d) of this paragraph (iv) do not exist;

(v) the No-Shop Period Start Date shall not have occurred; or

(vi) the Merger Agreement shall have been terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time and in the sole discretion of Parent or Merger Sub, subject in each case to the terms of the Merger Agreement and applicable Law; provided that the foregoing conditions set forth in clauses (i), (v) and (vi) (the “Specified Offer Conditions”) may not be waived without the prior written consent of the Company. Any reference in this Exhibit A or in the Merger Agreement to a condition or requirement being satisfied shall be deemed met if such condition or requirement is waived. The foregoing conditions shall be in addition to the rights of Parent and Merger Sub to extend, terminate and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement. The failure by Parent or Merger Sub at any time to exercise any right in respect of any of the foregoing conditions shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Capitalized terms used in this Exhibit A but not defined herein shall have the meanings set forth in the agreement to which it is attached, except that the term “Merger Agreement” shall be deemed to refer to the agreement to which this Exhibit A is attached.

Exhibit B

Form of Tender and Support Agreement

FORM OF TENDER AND SUPPORT AGREEMENT

THIS TENDER AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of March 12, 2022, by and among Vega Consulting, Inc., a Delaware corporation (“Parent”), Vega MergerCo, Inc., a New York corporation and wholly owned subsidiary of Parent (“Purchaser”), and the undersigned stockholders and beneficial owners (the “Stockholders”).

RECITALS

A. Each Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of certain shares of common stock of Volt Information Sciences, Inc., a New York corporation (the “Company”).

B. Parent, Purchaser and the Company are entering into an Agreement and Plan of Merger of even date herewith (as it may be amended from time to time, the “Merger Agreement”) which provides, among other things, for the Purchaser to commence a tender offer (the “Offer”) for any and all of the issued and outstanding shares of common stock, par value $0.10 per share, of the Company (the “Shares”) and following the consummation of the Offer, the merger of Purchaser with and into the Company, with the Company surviving the Merger as a wholly owned Subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement.

C. As an inducement in consideration for Parent and Purchaser to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement and tender and vote such Stockholder’s Subject Securities (as defined below) as described herein.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. CERTAIN DEFINITIONS

For purposes of this Agreement:

(a) The terms “Alternative Proposal,” “Affiliate,” “Common Stock,” “Person” and “Transactions” and other capitalized terms not defined in this Agreement, have the respective meanings assigned to those terms in the Merger Agreement.

(b) “Contract” means any note, bond, mortgage, indenture, lease, license, permit, contract, commitment, arrangement, understanding, agreement or other instrument or obligations of any kind, including, any voting agreement, proxy arrangement, pledge agreement, stockholder agreement or voting trust, to which a Stockholder is a party or by which the Subject Securities are bound.

(c) “Encumbrance” means any lien, pledge, hypothecation, security interest, option, right of first refusal, proxies, voting trusts or agreements, or other encumbrance (other than as created by this Agreement or restrictions on transfer under the U.S. Securities Act of 1933, as amended).

(d) A Stockholder is deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(e) “Subject Securities” with respect to a Stockholder mean: (i) all of the Shares Owned by such Stockholder as of the date of this Agreement; and (ii) all additional Shares of which such Stockholder acquires Ownership during the Support Period.

(f) “Support Period” means the period commencing on (and including) the date of this Agreement and ending on the earlier of (i) the date upon which the Merger Agreement is validly terminated and (ii) the date upon which the Merger becomes effective.

(g) A Person is deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than pursuant to the Offer; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than pursuant to this Agreement; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

SECTION 2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the Support Period, no Stockholder shall cause or permit any Transfer of any of such Stockholder’s Subject Securities to be effected other than as provided in Section 3.1. Without limiting the generality of the foregoing, during the Support Period, no Stockholder shall tender, agree to tender or permit to be tendered any of such Stockholder’s Subject Securities in response to or otherwise in connection with any tender or exchange offer other than the Offer.

2.2 Restriction on Transfer of Voting Rights. During the Support Period, each Stockholder shall ensure that: (a) none of its Subject Securities are deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of its Subject Securities.

2.3 Permitted Transfers. Section 2.1 shall not prohibit a transfer of Subject Securities by a Stockholder: (a) if such Stockholder is an individual (i) to any member of such Stockholder’s immediate family, or to a trust for the benefit of such Stockholder or any member of such Stockholder’s immediate family, or (ii) upon the death of such Stockholder; (b) if such Stockholder is a limited partnership or limited liability company, to a partner or member of such Stockholder or (c) if such Stockholder is a corporation, to an affiliate under common control with such Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a written document to be bound by the terms of this Agreement.

SECTION 3. TENDER OF SUBJECT SECURITIES

3.1 Tender of Subject Securities. Unless this Agreement shall have been terminated in accordance with its terms, each Stockholder hereby agrees to tender its Subject Securities (collectively, the “Tender Shares”), or instruct such Stockholder’s broker or such other Person that is the holder of record of its Tender Shares tendered, into the Offer promptly following, and in any event no later than the tenth (10th) business day following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer, or if such Stockholder has not received the Offer Documents by such time, within two (2) business days following receipt of such documents but in any event prior to the Offer Expiration Time. If any Stockholder acquires Tender Shares after the date hereof, unless this Agreement shall have been terminated in accordance with its terms, such Stockholder shall tender or cause to be tendered such Tender Shares on or before the Offer Expiration Time. Unless this Agreement shall have been terminated in accordance with its terms or the Offer has been terminated, has expired or has been withdrawn, no Stockholder will withdraw its Tender Shares, or cause its Tender Shares to be withdrawn, from the Offer at any time.

3.2 Return of Subject Securities. If the Offer is terminated or withdrawn by Purchaser, or the Merger Agreement is terminated prior to the purchase of the Subject Securities in the Offer, Parent and Purchaser shall promptly return, and shall cause any depository acting on behalf of Parent and Purchaser to return, all Subject Securities tendered by each Stockholder in the Offer to such Stockholder.

SECTION 4. VOTING OF SHARES

4.1 Voting Covenant. Each Stockholder hereby agrees that, during the Support Period, at any meeting of the stockholders of the Company, however called, and in any action by written consent of stockholders of the Company, unless otherwise directed in writing by Parent, such Stockholder shall cause its Subject Securities to be voted:

(a) in favor of (i) the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, (ii) each of the other Transactions and (iii) any action in furtherance of any of the foregoing;

(b) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c) against the following actions (other than the Merger and the other Transactions): (i) any Acquisition Proposal; (ii) any amendment to the Company’s certificate of incorporation or bylaws; (iii) any material change in the capitalization of the Company or the Company’s corporate structure; and (iv) any other action which is intended to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Transactions or this Agreement.

4.2 Further Assurances.

(a) Each Stockholder shall perform such further reasonable acts and execute such customary documents and instruments as may reasonably be required to vest in Parent the power to carry out and give effect to the provisions of this Agreement.

(b) No Stockholder shall enter into any tender, voting or other such agreement, or grant a proxy or power of attorney, with respect to any of its Subject Securities that is inconsistent with this Agreement or otherwise take any other action with respect to any of its Subject Securities that would in any way restrict, limit or interfere with the performance of any of such Stockholder’s obligations hereunder or any of the actions contemplated hereby.

SECTION 5. WAIVER OF APPRAISAL RIGHTS

Each Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise or assert, on its own behalf or on behalf of any other holder of Shares, any rights of appraisal, any dissenters’ rights or any similar rights relating to the Merger that such Stockholder may have by virtue of, or with respect to, any Subject Securities Owned by such Stockholder.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

Each Stockholder hereby represents and warrants to Parent and Purchaser as follows:

6.1 Authorization, etc. Such Stockholder has the authority and legal capacity to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder and thereunder. This Agreement has been duly authorized, executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Parent and Purchaser, constitute legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws affecting enforcement of creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

6.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which such Stockholder or any of such Stockholder’s properties is or may be bound, except for any conflict or violation which would not adversely affect in any material respect the ability of such Stockholder to perform its obligations hereunder or thereunder or consummate the transactions contemplated hereby; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Encumbrance on any of the Subject Securities pursuant to, any material Contract to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s Affiliates or properties is or may be bound or affected.

6.3 Title to Shares. As of the date of this Agreement, such Stockholder Owns, free and clear of any Encumbrance, the number of outstanding Shares set forth under the heading “Shares Owned” on the signature page hereof and does not Own any other shares of capital stock of the Company or any right to acquire any such shares.

6.4 Merger Agreement. Such Stockholder has reviewed and understands the terms of this Agreement and the Merger Agreement, and such Stockholder has had the opportunity to consult with such Stockholder’s counsel in connection with this Agreement. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

6.5 Voting Power. Such Stockholder has full voting power with respect to all such Stockholder’s Subject Securities, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, with no limitations, qualifications or restrictions on such powers, subject to applicable United States federal securities Laws and this Agreement, in each case with respect to all such Stockholder’s Subject Securities. Such Stockholder: (a) is not a party to any contract (including any voting agreement) with respect to any of its, his or her Subject Securities; (b) has not deposited any of its Subject Securities into any voting trust; and (c) has not granted any proxy or power of attorney with respect to any of its Subject Securities, in each case inconsistent with such Stockholder’s obligations under this Agreement.

SECTION 7. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Each of Parent and Purchaser hereby, jointly and severally, represents and warrants to each

Stockholder as follows:

7.1 Authorization, etc. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by each of Parent and Purchaser and, assuming due authorization, execution and delivery by Stockholder, constitutes a legal, valid and binding obligation of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws affecting enforcement of creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized.

7.2 No Conflicts or Consents. The execution and delivery of this Agreement by Parent and Purchaser does not, and the performance of this Agreement by Parent and Purchaser will not: (a) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Parent and Purchaser or by which Parent or Purchaser or any of its properties is or may be bound, except for any conflict or violation which would not adversely affect in any material respect the ability of Parent or Purchaser to perform its obligations hereunder or consummate the transactions contemplated hereby; or (b) require any filing with, nor any permit, authorization, consent or approval of, any Person or require any consent of, or registration, declaration or filing with, any Governmental Entity, other than (i) any applicable requirements of the Exchange Act, NASDAQ, [and New York Business Corporation Law], (ii) as required by Antitrust Laws, (iii) contemplated by the Merger Agreement (including schedules thereto), and (iv) where the failure to obtain such consents or approvals or to make such filings, would not, individually or in the aggregate, prevent or materially delay the performance by Parent or Purchaser of any of their obligations under this Agreement.

SECTION 8. COVENANTS OF STOCKHOLDER

8.1 Stop Transfer Order; Legends. Each Stockholder hereby agrees that it will not request that the Company register the Transfer of any certificate or uncertificated interest representing any of such Stockholder’s Subject Securities, unless such Transfer is made in compliance with this Agreement. In furtherance of this Agreement, concurrently herewith, each Stockholder shall, and hereby does authorize the Company or its counsel to, notify the Company’s transfer agent that there is a stop transfer order with respect to all of such Stockholder’s Subject Securities (and that this Agreement places limits on the voting and transfer of such shares). The parties hereto agree that such stop transfer order shall be removed and shall be of no further force and effect upon the expiration of the Offer Expiration Time.

8.2 Stockholder Information; Disclosure. Each Stockholder hereby consents to and authorizes the publication and disclosure by Parent, Purchaser and the Company in the Schedule TO, the Schedule 14D-9 or any other customary publicly filed documents relating to the Merger, the Offer or the Transactions of: (a) such Stockholder’s identity; (b) such Stockholder’s ownership of its Subject Securities; and (c) the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement (including filing this Agreement as an exhibit to any publicly filed documents relating to the Merger, the Offer or the Transactions), and any other information that Parent, Purchaser or the Company reasonably determines to be necessary in any SEC disclosure document in connection with the Offer, the Merger or the Transactions. Each Stockholder further agrees as promptly as practicable to notify Parent, Purchaser and the Company of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document.

SECTION 9. MISCELLANEOUS

9.1 Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements in this Agreement, and all rights and remedies with respect thereto, shall not survive the expiration of the Support Period.

9.2 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

9.3 Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent on a business day by email before 5:00 p.m. (Eastern time) and receipt is confirmed, when transmitted; (c) if sent by email on a day other than a business day and receipt is confirmed, or if sent by email after 5:00 p.m. (Eastern time) and receipt is confirmed, on the business day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third business day after being sent; and (e) if sent by overnight delivery via a national courier service, two business days after being delivered to such courier, in each case to the address or email set forth beneath the name of such party below (or to such other address or email as such party shall have specified in a written notice given to the other parties hereto):

if to a Stockholder:

at the address set forth on the signature page hereof;

and if to Parent:

[•]

with a copy to (which copy shall not constitute notice):

9.4 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions are fulfilled to the extent possible.

9.5 Entire Agreement; Amendment. This Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, written or oral, between the parties with respect thereto. No amendment or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by all parties. No agreement, understanding or arrangement of any nature regarding the subject matter of this Agreement shall be deemed to exist between Parent and Stockholder unless and until this Agreement has been duly and validly executed on behalf of all parties.

9.6 Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by any Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations in violation of this Agreement shall be void. Subject to the preceding sentence, this Agreement shall be binding upon each Stockholder and such Stockholder’s successors and assigns, and, if such Stockholder is an individual, such Stockholder’s heirs, estate, executors and personal representatives. This Agreement shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement, expressed or implied, is intended to confer on any Person, other than the parties hereto, any rights or remedies of any nature.

9.7 Independence of Obligations. The covenants and obligations of each Stockholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by any Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against such Stockholder.

9.8 Specific Performance. The parties hereto acknowledge that money damages would be an inadequate remedy for any breach of this Agreement by any party hereto, and that the obligations of the parties hereto shall be enforceable by any party hereto through injunctive or other equitable relief.

9.9 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9.10 Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Agreement.

9.11 Waiver. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Agreement, or any power, right, privilege or remedy of Parent under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.12 Termination. This Agreement and all rights and obligations of the parties hereunder shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void on, and have no further effect as of the expiration of the Support Period. Nothing in this Section 9.12 shall relieve any party from any liability for any breach of this Agreement prior to its termination.

9.13 Directors and Officers. This Agreement applies to the Stockholders solely in each such Stockholder’s capacity as a holder of Subject Securities, and not to any Stockholder or any representative of such Stockholder serving as a director or officer of the Company in such capacity.

9.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Unless otherwise indicated or the context otherwise requires: (i) all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement; and (ii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement.

(e) The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signature Page Follows]